Exhibit 10.25

THIRD AMENDED AND RESTATED

CREDIT AND SECURITY AGREEMENT

AMONG

RBS CITIZENS, N.A.

(AS LENDER AND AS AGENT)

AND

THE FINANCIAL INSTITUTIONS PARTY HERETO

FROM TIME TO TIME

(AS LENDERS)

WITH

PC CONNECTION, INC.

(AS BORROWER)

AND

GOVCONNECTION, INC.

PC CONNECTION SALES CORPORATION

MOREDIRECT, INC.

PROFESSIONAL COMPUTER CENTER, INC.

(AS GUARANTORS)

February 24, 2012

TABLE OF CONTENTS

			Page

I.	DEFINITIONS		1
	1.1	Accounting Terms	1
	1.2	General Terms	2
	1.3	Uniform Commercial Code Terms	15
	1.4	Certain Matters of Construction	16

II.	ADVANCES, PAYMENTS		16
	2.1	Revolving Advances	16
	2.2	Procedure for Revolving Advances Borrowing; Eurodollar Advances	16
	2.3	Disbursement of Advance Proceeds	19
	2.4	[Reserved]	19
	2.5	Maximum Advances	19
	2.6	Repayment of Advances	19
	2.7	Repayment of Excess Advances	20
	2.8	Statement of Account	20
	2.9	Letters of Credit	20
	2.10	Issuance of Letters of Credit	21
	2.11	Requirements For Issuance of Letters of Credit	21
	2.12	Additional Payments	23
	2.13	Manner of Borrowing and Payment	23
	2.14	[Reserved]	24
	2.15	Use of Proceeds	24
	2.16	Defaulting Lender	25
	2.17

Increase of Commitments. At any time during the Term, the Borrower shall have the right, but not the obligation, upon no less than ninety (90) days written notice to the Agent, to increase the Maximum Advance Amount by an aggregate amount not to exceed $30,000,000 under terms and conditions identical to those of the Revolving Advances, such additional amounts to be provided by the then existing Lenders or such other persons who become Lenders in connection therewith; provided that no such existing Lender shall be obligated to provide any such Advance in connection with the increase in the Maximum Advance Amount, and this section shall not be deemed a commitment by any Lender to increase such Maximum Advance Amount.

			25

III.	INTEREST AND FEES		26
	3.1	Interest	26
	3.2	Letter of Credit Fees	26
	3.3	Fees	27
	3.4	[Reserved]	27
	3.5	[Reserved]	27
	3.6	Computation of Interest and Fees	28
	3.7	Maximum Charges	28
	3.8	Increased Costs	28
	3.9	Basis For Determining Interest Rate Inadequate or Unfair	29
	3.10	Capital Adequacy	29

i

	3.11	Gross Up for Taxes	30
	3.12	Withholding Tax Exemption	30

IV.	COLLATERAL: GENERAL TERMS		31
	4.1	Security Interest in the Collateral	31
	4.2	Perfection of Security Interest	31
	4.3	Disposition of Collateral	32
	4.4	Preservation of Collateral	32
	4.5	Ownership of Collateral	32
	4.6	Defense of Agent’s and Lenders’ Interests	32
	4.7	Books and Records	33
	4.8	Financial Disclosure	33
	4.9	Compliance with Laws	33
	4.10	Inspection of Premises	33
	4.11	Insurance	34
	4.12	Failure to Pay Insurance	35
	4.13	Payment of Taxes	35
	4.14	Payment of Leasehold Obligations	35
	4.15	Receivables	36
	4.16	[Reserved]	38
	4.17	Maintenance of Equipment	38
	4.18	Exculpation of Liability	38
	4.19	Environmental Matters	38
	4.20	Financing Statements	40

V.	REPRESENTATIONS AND WARRANTIES		41
	5.1	Authority	41
	5.2	Formation and Qualification	41
	5.3	Survival of Representations and Warranties	42
	5.4	Tax Returns	42
	5.5	Financial Statements	42
	5.6	Corporate Name	42
	5.7	O.S.H.A. and Environmental Compliance	43
	5.8	Solvency; No Litigation, Violation, Indebtedness or Default	43
	5.9	[Reserved]	44
	5.10	Licenses and Permits	44
	5.11	Default of Indebtedness	45
	5.12	No Default	45
	5.13	[Reserved]	45
	5.14	Margin Regulations	45
	5.15	Investment Company Act	45
	5.16	Disclosure	45
	5.17	[Reserved]	45
	5.18	Interest Rate Protection Agreement	46
	5.19	Conflicting Agreements	46
	5.20	Application of Certain Laws and Regulations	46
	5.21	Business and Property of Borrower	46
	5.22	Section 20 Subsidiaries	46
	5.23	Investigations, Audits, Etc	46
	5.24	Brokerage	46

VI.	AFFIRMATIVE COVENANTS		47
	6.1	Payment of Fees	47
	6.2	Conduct of Business and Maintenance of Existence and Assets	47
	6.3	Violations	47
	6.4	Leasehold Agreements	47

Borrower shall (a) provide to Agent no later than thirty (30) days after the Closing Date landlord agreements (and, if applicable, affirmations of landlord agreements) satisfactory to Agent with respect to all premises leased by the Borrower or any Guarantor which are listed on Schedule 6.4, (b) prior to Borrower or any Guarantor changing its chief executive office or moving the location of its books and records, notify the Agent of its intention to do so and, (c) prior to Borrower or any Guarantor changing its chief executive office or moving the location of its books and records, if Agent in its sole discretion so requires, provide to Agent (i) landlord agreements satisfactory to Agent with respect to the premises that are such new chief executive office or location of books and records, and (ii) an updated Schedule 6.4 which accurately states the location of all premises with respect to which landlord agreements have been provided to the Agent (the premises listed on Schedule 6.4 from time to time shall be referred to herein as the “Landlord Access Properties”);

			47
	6.5	Minimum Consolidated Net Worth	48
	6.6	Maximum Funded Debt Ratio	48
	6.7	Execution of Supplemental Instruments	48
	6.8	Payment of Indebtedness	48
	6.9	Standards of Financial Statements	48
	6.10	Covenant to Assume Obligations and Give Security	48
	6.11	Further Assurances	49
	6.12	Keeping of Books and Records	49
	6.13	Bank Accounts	49

VII.	NEGATIVE COVENANTS		50
	7.1	Merger, Consolidation, Acquisition and Sale of Assets	50
	7.2	Creation of Liens	50
	7.3	Guarantees	50
	7.4	Investments	50
	7.5	Loans	51
	7.6	[Reserved]	51
	7.7	[Reserved]	51
	7.8	Indebtedness	51
	7.9	Nature of Business	51
	7.10	Transactions with Affiliates	51
	7.11	Subsidiaries	52
	7.12	Fiscal Year and Accounting Changes	52
	7.13	Pledge of Credit	52
	7.14	Amendment of Articles of Incorporation, By-Laws	52
	7.15	Compliance with ERISA	52
	7.16	Prepayment of Indebtedness	53
	7.17	Other Agreements	53

VIII.	CONDITIONS PRECEDENT		53
	8.1	Conditions to Initial Advances	53

	8.2	Conditions to Each Advance	56

IX.	INFORMATION AS TO BORROWER		57
	9.1	Disclosure of Material Matters	57
	9.2	Schedules	57
	9.3	Environmental Reports	57
	9.4	Litigation	57
	9.5	Material Occurrences	57
	9.6	Permitted Acquisitions	58

For any Permitted Acquisition with respect to which the aggregate consideration paid or payable by Borrower (including earn out payments, seller paper or deferred purchase price payments) exceeds $10,000,000, (a) notify Agent in writing no less than ten (10) Business Days prior to the date that such acquisition is consummated, and (b) furnish to Agent no less than ten (10) Business Days prior to the date that such acquisition is consummated a pro forma Compliance Certificate satisfactory to the Agent demonstrating that no Default or Event of Default shall have occurred or result from such Acquisition.

			58
	9.7	Annual Financial Statements	58
	9.8	Quarterly Financial Statements	59
	9.9	[Reserved]	59
	9.10	[Reserved]	59
	9.11	Other Reports	59
	9.12	Additional Information	59
	9.13	Projected Operating Budget	60
	9.14	Notice of Suits, Adverse Events	60
	9.15	ERISA Notices and Requests	60
	9.16	Additional Documents	61

X.	EVENTS OF DEFAULT		61
	10.1	Specified Events of Default	61

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT		64
	11.1	Rights and Remedies	64
	11.2	Agent’s Discretion	65
	11.3	Setoff	65
	11.4	Rights and Remedies not Exclusive	65
	11.5	Allocation of Payments After Event of Default	65

XII.	WAIVERS AND JUDICIAL PROCEEDINGS		66
	12.1	Waiver of Notice	66
	12.2	Delay	67
	12.3	Jury Waiver	67

XIII.	EFFECTIVE DATE AND TERMINATION		67
	13.1	Term	67
	13.2	Termination	67

XIV.	REGARDING AGENT		68
	14.1	Appointment	68
	14.2	Nature of Duties	68

	14.3	Lack of Reliance on Agent and Resignation	69
	14.4	Certain Rights of Agent	69
	14.5	Reliance	69
	14.6	Notice of Default	70
	14.7	Indemnification	70
	14.8	Agent in its Individual Capacity	70
	14.9	Delivery of Documents	71
	14.10	Borrower’s Undertaking to Agent	71
	14.11	Amendment of Article 14	71
	14.12	Additional Rights of Agent	71

XV.	MISCELLANEOUS		71
	15.1	Governing Law	71
	15.2	Entire Understanding	72
	15.3	Successors and Assigns; Participations; New Lenders	73
	15.4	Application of Payments	75
	15.5	Indemnity	75
	15.6	Notice	75
	15.7	Survival	77
	15.8	Severability	77
	15.9	Expenses	77
	15.10	Injunctive Relief	77
	15.11	Consequential Damages	78
	15.12	Captions	78
	15.13	Counterparts; Facsimile Signatures	78
	15.14	Construction	78
	15.15	Confidentiality; Sharing Information	78
	15.16	Publicity	79
	15.17	Other Document	79
	15.18	Assignment to Federal Reserve. Any Lender may at any time pledge or assign all or any portion of its rights under the Loan Agreement including any portion of any Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release such Lender from its obligations under the Loan Agreement or any Other Document.	79

v

List of Exhibits and Schedules

Exhibits

Exhibit 2.1(a)	Revolving Credit Note

Exhibit 9.7	Compliance Certificate

Schedules

Schedule 1.3	Permitted Encumbrances

Schedule 1.4	Permitted Subordinated Indebtedness

Schedule 4.5	Equipment and Inventory Locations

Schedule 4.11	Insurance

Schedule 4.19	Real Property

Schedule 5.2	States of Qualification and Subsidiaries

Schedule 5.4	Federal Tax Identification Number

Schedule 5.6	Prior Names

Schedule 5.8(b)	Litigation

Schedule 5.8(d)	Plans

Schedule 5.10	Licenses and Permits

Schedule 5.23	Audits

Schedule 5.24	Commissions

Schedule 6.4	Landlord Access Properties

Schedule 7.3	Guarantees

THIRD AMENDED AND RESTATED

CREDIT AND SECURITY AGREEMENT

Third Amended and Restated Credit and Security Agreement dated as of February 24, 2012 (the “Agreement” or the “Loan Agreement”) by and among PC Connection Inc., a corporation organized under the laws of the State of Delaware (the “Borrower”), GovConnection, Inc., a corporation organized under the laws of the State of Maryland, PC Connection Sales Corporation, a corporation organized under the laws of the State of Delaware, MoreDirect, Inc., a corporation organized under the laws of the State of Florida, Professional Computer Center, Inc., a corporation organized under the laws of the State of Illinois (each a “Guarantor” and collectively the “Guarantors”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and RBS Citizens, N.A. (“Citizens” and f/k/a Citizens Bank of Massachusetts), as agent for Lenders (Citizens, in such capacity, the “Agent”).

WHEREAS, the Borrower has entered into an Amended and Restated Credit and Security Agreement dated as of May 31, 2002, as amended (the “Original Loan Agreement”), with Citizens Bank of Massachusetts, as lender and agent, and the lenders party thereto, pursuant to which such lenders extended certain credit facilities to the Borrower;

WHEREAS, the Borrower has entered into a Second Amended and Restated Credit and Security Agreement dated as of June 29, 2005, as amended (the “Existing Loan Agreement”), with Citizens Bank of Massachusetts (which subsequently was merged with and into Citizens), as lender and agent, and the lenders party thereto, pursuant to which such lenders amended and restated the terms of the Original Loan Agreement and extended certain credit facilities to the Borrower;

WHEREAS, the Borrower, the Agent and the Lenders desire to further amend and restate the Existing Loan Agreement by entering into this Agreement, on the terms and conditions set forth herein;

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrower, Guarantors, Lenders and Agent hereby agree as follows:

I.	DEFINITIONS.

1.1 Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP, as defined herein; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrower for the fiscal year ended December 31, 2011.

1.2 General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Accounts” shall have the meaning ascribed to it in the UCC.

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Advances” shall mean and include the Revolving Advances and Letters of Credit.

“Adjusted Eurodollar Rate” means, relative to any Eurodollar Rate Loan to be made, continued or maintained as, or converted into, a Eurodollar Rate Loan for any Interest Period, a rate per annum determined by dividing (x) the Eurodollar Rate for such Interest Period by (y) a percentage equal to one hundred percent (100%) minus the Reserve Percentage.

“Affiliate” of any Person shall mean (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or(iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean, for each of the Base Rate, the Adjusted Eurodollar Rate, the LIBOR Advantage Rate and the Commitment Fee, the per annum percentage set forth below opposite the corresponding Funded Debt Ratio for the preceding fiscal quarter, as determined by the Compliance Certificate and the corresponding financial statements delivered to the Agent by the Borrower pursuant to Section 9.8 hereof:

Level	Funded Debt Ratio	Applicable Base Rate Margin	Applicable Adjusted Eurodollar Rate Margin	Applicable LIBOR Advantage Rate Margin	Applicable Commitment Fee Margin
I	greater than 1.25:1	0.00%	1.50%	1.50%	0.25%

II	less than or equal to 1.25:1 but greater than 0.50:1	0.00%	1.25%	1.25%	0.20%

III	less than or equal to 0.50:1	0.00%	1.00%	1.00%	0.150%

; provided, that if the Borrower shall fail to deliver a Compliance Certificate and the corresponding financial statements within the time required by such Section 9.8, then the Applicable Margin for each of the Base Rate, the Adjusted Eurodollar Rate, the LIBOR Advantage Rate and the Commitment Fee shall be the respective Applicable Margin set forth in Level I for the period commencing on the first calendar day of the fiscal quarter following the fiscal quarter for which such financial statements are to be delivered pursuant to Section 9.8 until such Compliance Certificate is delivered. Subject to the last clause of the immediately preceding sentence, any increase or reduction in the Applicable Margin shall be effective on the first calendar day of the month following the month in which the Agent receives the Compliance Certificate and the corresponding financial statements pursuant to Section 9.8, accompanied in the case of any reduction in the Applicable Margin by a certificate of the Borrower requesting such reduction. In the event that the Borrower’s annual financial statements indicate that the Applicable Margin as applied in any fiscal quarter therein was lower than it should have been due to an error in the quarterly financial statements and/or Compliance Certificate delivered by the Borrower, then the amount of additional interest that would have been due for each such fiscal quarter if the correct Applicable Margin had been applied shall be paid by the Borrower to the Agent on demand.

“Authority” shall have the meaning set forth in Section 4.19(c).

“Base Rate” shall mean the base commercial lending rate of Citizens as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by Citizens as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by Citizens to any particular class or category of customers of Citizens.

“Blocked Account Agreement” shall have the meaning set forth in Section 4.15(h).

“Blocked Accounts” shall have the meaning set forth in Section 4.15(h).

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Borrower’s Account” shall have the meaning set forth in Section 2.8.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Boston, Massachusetts and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which transactions are carried on in the London interbank market.

“Capitalized Lease Obligation” shall mean any Indebtedness of Borrower or any of its Subsidiaries represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change of Control” shall mean (a) the occurrence of any event (whether in one or more transactions) which results in a transfer by the Borrower of any ownership interest of its Subsidiaries to any Person, except as expressly permitted under this Agreement, or (b) any merger or consolidation of or with Borrower or any of its Subsidiaries or sale of all or substantially all of the property or assets of Borrower or any of its Subsidiaries, except as otherwise permitted herein.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, Borrower, any of its Subsidiaries.

“Closing Date” shall mean February 24, 2012 or such other date as may be agreed to by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Collateral” shall mean and include all of the following of the Borrower and the Guarantors:

(a) all Receivables; and

(b) all proceeds and products of any of the property described in this definition in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds but excluding designated payroll accounts), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments, investment property and other instruments for the payment of money; provided, however, notwithstanding the foregoing or any other provision of this Agreement or any Other Document, such grant of a security interest shall not extend to, and shall not include (x) any and all property (including any insurance proceeds thereof) of the Borrower or any of its Subsidiaries which has been financed by IBM Credit, LLC or GE Commercial Distribution Finance or against which a Lien has been granted in favor of IBM Credit, LLC or GE Commercial Distribution Finance as

security for the Indebtedness permitted under this Agreement, (y) any stock or other equity ownership interest of the Borrower or any of its Subsidiaries held or owned by the Borrower or any of its Subsidiaries, or (z) all general intangibles including, without limitation (i) trade names, product names, corporate names, service marks, trademarks, applications for any of the foregoing and related goodwill; (ii) inventions, trade secrets, patents and patent applications; (iii) copyrights and copyright applications; (iv) computer programs, software, firmware, source code, operating manuals and information relating thereto, (v) customer lists; (vi) tax refunds and insurance refunds; (vii) warranty, indemnity and insurance claims; (viii) contracts and contract rights and (ix) anything constituting general intangibles under the Uniform Commercial Code.

“Collateral Audit” shall have the meaning set forth in Section 4.10 hereto.

“Commitment Fee” shall have the meaning set forth in Section 3.3(b) hereof.

“Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page hereof for all Advances as same may be adjusted upon any assignment by a Lender pursuant to Section 15.3(c) hereof.

“Commitment Transfer Supplement” shall mean a document in form and substance reasonably satisfactory to Agent and the Borrower by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Certificate” shall mean the certificate represented in Section 9.7.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties, domestic or foreign, necessary to carry on Borrower’s or any of its Subsidiaries’ business, including, without limitation, any Consents required under all applicable foreign, federal, state or other applicable law.

“Consolidated EBIT” shall mean for any period the sum of (a) Consolidated Net Income and (b) all amounts deducted in computing Consolidated Net Income in respect of (i) interest expense on Indebtedness, (ii) taxes based on or measured by income, and (iii) non-cash extraordinary or non-recurring losses less extraordinary or non-recurring gains in each case for the period under review.

“Consolidated EBITDA” shall mean the sum of (a) Consolidated EBIT, plus (b) the aggregate amount of consolidated depreciation and amortization expense.

“Consolidated Net Income” of Borrower and its Subsidiaries for any fiscal period shall mean the net income (or loss) from operations of the Borrower and its Subsidiaries for such period, after taxes, determined in accordance with GAAP consistently applied.

“Consolidated Net Worth” at a particular date, shall mean the consolidated total assets of the Borrower and its Subsidiaries, less the consolidated total liabilities of the Borrower and its Subsidiaries.

“Contract Interest Rate” shall have the meaning set forth in Section 3.1 hereof.

“Contractual Obligations,” as applied to any Person, means any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Controlled Group” shall mean all members of a group of corporations under common control of a Person with a “controlling interest” in such corporations, and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.

“Customer” shall mean and include the account debtor with respect to any Receivable or and/or any party who enters into any contract or other arrangement with Borrower or any of its Subsidiaries, pursuant to which Borrower or any of its Subsidiaries is to deliver any personal property or perform any services.

“Default” shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall have the meaning set forth in Section 2.16(a) hereof.

“Depository Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

“Documents” shall mean this Agreement, the Other Documents and any other agreement, document or instrument issued pursuant to or in connection with any of the foregoing and in each case as amended, restated, supplemented or otherwise modified from time to time.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Base Rate.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean all Equipment as defined in the UCC whether now owned or hereafter acquired and wherever located.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Eurodollar Rate” shall mean, relative to any Interest Period, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested Eurodollar Rate Loan for a term coextensive with the designated Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period. If such a day is not a London Banking Day, the Eurodollar Rate shall be determined on the next preceding day which is a London Banking Day. If for any reason the Bank cannot determine such offered rate by the British Bankers’ Association, the Bank may, in its discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts and maturities.

“Eurodollar Rate Loan” shall mean an Advance at any time that bears interest based on the Adjusted Eurodollar Rate.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing reasonably selected by Agent.

“Foreign Exchange Agreement” shall mean Agreement regarding Exchange Transactions dated August 3, 2006, as amended, restated or otherwise modified from time to time.

“Funded Debt Ratio” shall mean, with respect to any fiscal quarter, the ratio of (a) the average daily outstanding Advances over such fiscal quarter to (b) the rolling four fiscal quarter Consolidated EBITDA (including such fiscal quarter) of Borrower and its Subsidiaries.

“GAAP” shall mean accounting principles generally accepted in the United States of America, set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable statute and authority within the U.S. accounting profession) that are applicable to the circumstances as of the Closing Date.

“GE Commercial Distribution Finance” shall mean GE Commercial Distribution Finance Corporation, a subsidiary of GE Capital Corporation.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Guarantor” shall mean (i) GovConnection, Inc., (ii) PC Connection Sales Corporation., (iii) MoreDirect, Inc., (iv) Professional Computer Center, Inc. and (v) any Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guaranty” shall mean any guaranty of the Obligations of Borrower executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Indebtedness” as applied to any Person, means: (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) any obligation under any lease (a “synthetic lease”) treated as an operating lease under GAAP and as a loan or financing for United States income tax purposes or creditors rights purposes; (d) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (e) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument; (f) “earnouts” and similar payment obligations; and (g) all indebtedness secured by any Lien on any property or assets owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person.

“Interest Expense” shall mean, as of any date of determination, (a) total interest expense (including the portion that is attributable to capitalized leases in accordance with GAAP) of Borrower and each of its Subsidiaries with respect to all outstanding Indebtedness of Borrower and each of its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit financing and the net costs under the Interest Rate Protection Agreements, less (b) any portion thereof not payable in cash.

“Interest Period” shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(b).

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement (including costless collars), interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

“Inventory” shall mean Inventory as defined in the UCC and shall include all of Borrower’s or any of its Subsidiaries’ now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower’s or any of its Subsidiaries’ business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms hereof.

“LA Interest Payment Date” means, initially, February 29, 2012, and thereafter the day of each succeeding month which numerically corresponds to such date or, if a month does not contain a day that numerically corresponds to such date, the LA Interest Payment Date shall be the last day of such month.

“LA Interest Period” means, with respect to any LIBOR Advantage Rate Loan, the period commencing on (and including) the Closing Date (the “Start Date”) and ending on (but excluding) February 29, 2012, and thereafter, the LA Interest Period will end on the last day of each month.

“Landlord Access Properties” has the meaning set forth in Section 6.4.

“Leasehold Interests” shall mean all of Borrower’s or any of its Subsidiaries’ right, title and interest in and to any of the based premises designated by the Agent in writing to Borrower.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Letter of Credit Application” shall mean all documents executed in connection with a request for a Letter of Credit to be issued to Borrower under the terms and conditions hereunder.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2.

“Letter of Credit Rights” shall have the meaning ascribed to it in the UCC.

“Letters of Credit” shall mean set forth in Section 2.9.

“LIBOR Advantage Loan” shall mean a Revolving Advance for which the applicable rate of interest is based upon the LIBOR Advantage Rate.

“LIBOR Advantage Rate” means, relative to any LA Interest Period, the offered rate for delivery in two London Banking Days of deposits of U.S. Dollars for a term coextensive with the LA Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day on which such LA Interest Period commences. If the first day of any LA Interest Period is not a day which is both a (i) Business Day, and (ii) a London Banking

Day, the LIBOR Advantage Rate shall be determined by reference to the next preceding day which is both a Business Day and a London Banking Day. If for any reason the LIBOR Advantage Rate is unavailable and/or the Agent is unable to determine the LIBOR Advantage Rate for any LA Interest Period, the Agent may, at its discretion, either: (a) select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits with comparable maturities or (b) accrue interest at a rate per annum equal to the Domestic Rate as of the first day of any LA Interest Period for which the LIBOR Advantage Rate is unavailable or cannot be determined.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any easement, right of way or other encumbrance relating to real property, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Line of Business” shall mean national and international rapid-response direct marketers of information technology (IT) products, services and solutions, including brand-name products to large and small businesses, federal, state and local governments, educational institutions and consumers.

“London Banking Day” means any day on which dealings in US dollar deposits are transacted in the London interbank market.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition, operations, assets, properties, business or prospects of Borrower and its Subsidiaries, taken as a whole, or (b) Borrower’s or any of its Subsidiary’s ability to pay the Obligations in accordance with the terms thereof.

“Maximum Advance Amount” shall mean $50,000,000.

“Mortgages” shall mean each mortgage on any Real Property securing all or a portion of the Obligations together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Note” shall mean the Revolving Credit Note.

“Obligations” shall mean and include any and all loans, advances (including overdrafts and Interest Rate Protection Agreements) debts, liabilities, obligations (including, without limitation, reimbursement obligations on any drawn Letters of Credit), any liability or indebtedness owed to any Lender by Borrower under a Foreign Exchange Agreement, covenants and duties owing by Borrower or any of its Subsidiaries to Lenders or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Lender of any kind or nature, present or future (including, without limitation, any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to Borrower or any of its Subsidiaries, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, arising under, related to, or in any way connected to or incurred in connection with this Agreement, the Other Documents and any and all other agreements, instruments or documents pertaining to cash management and corporate credit card and merchant account services to the extent not otherwise covered hereby (and any amendments, extensions, modifications, renewals and refinances of any of the foregoing), whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated. Without limiting the foregoing, the term “Obligations” shall mean any and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing documents, including but not limited to reasonable attorneys’ fees and expenses and all obligations of Borrower or any of its Subsidiaries to Agent or Lenders to perform acts or refrain from taking any action. Notwithstanding the foregoing, the definition of Obligations shall not include any loans, advances, debts, liabilities, obligations, covenants or duties owing by the Borrower or any Guarantor to GE Commercial Distribution Finance or any of its affiliates in connection with any inventory or equipment financing.

“Other Documents” shall mean the Note, the Questionnaire, any Guaranty, each Letter of Credit and Letter of Credit Application, any Foreign Exchange Agreement, Blocked Account Agreements, landlord waivers, warehouseman’s waivers, and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Payment Office” shall mean initially 28 State Street, 13th Floor, Boston, Massachusetts 02109, thereafter, such other office of Agent, if any, which it may designate by notice to Borrower and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permitted Acquisitions” shall mean the acquisition by Borrower of all or a substantial portion of the assets or all of the capital stock of any Person (the “Acquired Entity”) engaged in a business substantially similar to the Line of Business, which acquisition satisfies all of the following criteria: (a) the aggregate consideration paid or payable by Borrower in connection with such acquisition (including earn out payments, seller paper or deferred purchase price payments) shall not exceed $25,000,000; (b) Borrower causes any new Subsidiary acquired or formed in connection with such Permitted Acquisition to comply with all of the provisions of Section 6.10; (c) acquired assets representing at least seventy five percent (75%) of the fair market value of all assets acquired in such acquisition are located in the United States of America and any entity acquired is a domestic entity; and (d) no Default or Event of Default shall have occurred or result from such Acquisition (to be demonstrated through delivery by the Borrower to Agent of a pro forma Compliance Certificate satisfactory to the Agent in accordance with Section 9.6 if the aggregate consideration paid or payable by Borrower in connection with such acquisition (including earn out payments, seller paper or deferred purchase price payments) exceeds $10,000,000).

“Permitted Encumbrances” shall mean (a) Liens in favor of Agent for the benefit of Agent and the other Lenders; (b) Liens for taxes, assessments or other governmental charges either not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrower or the applicable Subsidiary; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of Borrower’s or any of its Subsidiaries’ business; (e) judgment Liens that have been stayed or bonded and discharged within sixty (60) days and mechanics’, workers’, materialman’s or other like Liens arising in the ordinary course of Borrower’s or any of its Subsidiaries’ business with respect to obligations which are not due or which are being contested in good faith by Borrower or the applicable Subsidiary and with respect to which proper reserves have been taken by Borrower or the applicable Subsidiary; (f) Liens placed upon fixed assets and proceeds thereof hereafter acquired to secure a portion of the purchase price or financing thereof, provided that (x) any such lien shall not encumber any other property of Borrower or any of its Subsidiaries and proceeds thereof; (g) Liens disclosed on Schedule 1.3; (h) Liens arising from the refinancing of capitalized leases or purchase money security interests within the limitations of Section 7.8(d); (i) Liens securing Permitted Vendor Debt; and (j) Liens arising by operation of law to secure landlords, lessors or renters under leases or rental agreements made in the ordinary course of business and confined to the premises or property rented.

“Permitted Subordinated Indebtedness” shall mean unsecured Indebtedness of the Borrower or any of its Subsidiaries in a principal amount not to exceed $50,000,000, in the aggregate, and on terms and conditions acceptable to the Agent (including terms of subordination) incurred (i) in connection with Permitted Acquisitions or (ii) as set forth on Schedule 1.4 hereto.

“Permitted Vendor Debt” shall mean Indebtedness of the Borrower to IBM Credit, LLC and GE Commercial Distribution Finance in an amount not to exceed $50,000,000 and on terms and conditions reasonably acceptable to the Agent (which shall include existing terms) and refinancing thereof.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether foreign, federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of Borrower or any of its Subsidiaries or any member of the Controlled Group or any such Plan to which Borrower or any of its Subsidiaries or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Purchasing Lender” shall have the meaning set forth in Section 15.3(c) hereof.

“Questionnaire” shall mean the Documentation Information Questionnaire and the responses thereto provided by Borrower and each of its Subsidiaries and delivered to Agent.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of Borrower’s and any of its Subsidiaries’ right, title and interest in and to the owned and leased premises identified on Schedule 4.19 hereto.

“Receivables” shall mean, with respect to the Borrower or any of its Subsidiaries, whether now existing or hereafter created, all rights to payment for goods sold or leased or for services rendered, all sums of money or other proceeds due or to become due thereon, all guaranties and security therefor, and all right, title and interests of the Borrower or any of its Subsidiaries in the goods or services giving rise thereto and the rights pertaining to such goods, including the rights of reclamation and stoppage in transit, and all related insurance. Without limiting the foregoing, the term “Receivables” shall include all Accounts received by or owing to the Borrower or any of its Subsidiaries, whether now existing or hereafter arising.

“Release” shall mean any spill, emission, leaking, pumping, pouring, injection, escaping, disposal, discharge, dumping, emptying or leaching of any material into the environment (including the abandonment or discarding of any barrels, containers or other closed receptacles containing any such material).

“Reportable Event” shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

“Required Lenders” shall mean any Lenders holding more than sixty-six and two-thirds percent (66 2/3%) of the Advances and unused commitment and, if no Advances are outstanding, shall mean Lenders holding sixty-six and two-thirds percent (66 2/3%) of the Commitment Percentages; provided, however, if there are only two Lenders, the Required Lenders shall mean Lenders holding one hundred percent (100%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding one hundred percent (100%) of the Commitment.

“Reserve Percentage” shall mean, relative to any day of any Interest Period, the maximum effective percentage in effect on any day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable for determining the reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserve requirements) and taking into account any transitional adjustments or other scheduled changes in reserve requirements with respect to eurocurrency funding having a term approximately equal or comparable to the relevant Interest Period.

“Revolving Advances” shall mean Advances other than Letters of Credit.

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.

“Section 20 Subsidiary” shall mean the Subsidiary of the bank holding company controlling Citizens, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

“Secured Interest Rate Protection Agreement” shall mean any Interest Rate Protection Agreement entered into by Borrower with a counter party that is a Lender (or an affiliate thereof).

“Senior Debt Payments” shall mean and include all cash actually expended by Borrower to make (a) interest payments on any Advances hereunder, plus (b) payments for all fees, commissions and charges set forth herein to the Lenders, plus (c) scheduled capitalized lease payments or payments of purchase money indebtedness permitted under Section 7.8 hereof, plus (d) scheduled payments with respect to any other Indebtedness for borrowed money that, by its terms or by the terms of a subordinated agreement, is not subordinate to the Obligations.

“Settlement Date” shall mean the Closing Date and thereafter Wednesday or Thursday of each week or more frequently if Agent deems appropriate unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

“Subordinated Debt Documentation” shall mean any agreements, documents or instruments executed in connection with any Indebtedness permitted hereunder that is expressly subordinated to the Obligations, including, but not limited to, Permitted Subordinated Indebtedness.

“Subsidiary” shall mean a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean all of the capital stock of any Subsidiary of the Borrower that is owned by the Borrower or any Subsidiary.

“Supporting Obligations” shall have the meaning ascribed to it in the UCC.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Event” shall mean (a) a Reportable Event with respect to any Plan or Multiemployer Plan; (b) the withdrawal of Borrower or any of its Subsidiaries or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower or any of its Subsidiaries or any member of the Controlled Group from a Multiemployer Plan.

“Total Liabilities” at a particular date, shall mean all amounts which would, in conformity with GAAP, be included under total liabilities on a balance sheet of Borrower and its Subsidiaries, as at such date, but in any event, including, without limitation, the amounts of (a) all Indebtedness of Borrower and its Subsidiaries, (b) all reserves in respect of liabilities or Indebtedness and (c) all accruals for federal or other taxes measured by income payable.

“Toxic Substance” shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transferee” shall have the meaning set forth in Section 15.3(b) hereof.

“Type” means a LIBOR Rate Loan, a Domestic Rate Loan or a LIBOR Advantage Loan, as the case may be.

“UCC” shall have the meaning set forth in Section 1.3 hereof.

“Week” shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

1.3 Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the Commonwealth of Massachusetts from time to time shall have the meaning given therein unless otherwise defined herein (the “UCC”). To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4 Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including, without limitation, references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

II.	ADVANCES, PAYMENTS.

2.1 Revolving Advances.

Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, will make Revolving Advances to Borrower in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the Maximum Advance Amount less the aggregate amount of outstanding Letters of Credit. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

2.2 Procedure for Revolving Advances Borrowing; Eurodollar Advances.

(a) Each request for a Revolving Advance shall, unless Borrower requests a loan of another Type, be deemed to be a request for a LIBOR Advantage Loan (or, after all outstanding Revolving Advances have been converted into Domestic Rate Loans pursuant to Section 2.2(d) or 2.2(e), a Domestic Rate Loan) which shall not require advance notice and shall not be subject to any minimum amount requirement. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable. Notwithstanding anything to the contrary in this Section 2.2(a) or otherwise in this Agreement, Borrower may not request, and no Lender shall be obligated to provide, a Domestic Rate Loan unless a LIBOR Advantage Loan is not available pursuant to Section 2.2(h), Section 2.2(i) or otherwise.

(b) Notwithstanding the provisions of subsection (a) above, with respect to all Revolving Advances, in the event Borrower desires to obtain a Eurodollar Rate Loan, Borrower must notify Agent prior to 10:00 a.m. (Boston time) at least two (2) Business Days’ prior to the date of the proposed borrowing specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount, in the case of a Eurodollar Rate Loan, shall be a minimum of $100,000 and an integral multiple of $100,000, and (iii) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans shall be for one, two, three, four or six months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Eurodollar Rate Loan or LIBOR Advantage Loan shall be made available to Borrower during the continuance of a Default or an Event of Default.

(c) Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrower may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term. Borrower shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be. Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected to convert to a LIBOR Advantage Loan subject to Section 2.2(d) herein below.

(d) Borrower may, subject to the notice requirements set forth below, on any Business Day convert any Revolving Advance of one Type into a Revolving Advance of another Type in the same aggregate principal amount, provided, that no Revolving Advance may be converted into a Domestic Rate Loan except (i) pursuant to Section 2.2(e) or (ii) if a LIBOR Advantage Loan is not available pursuant to Section 2.2(h), Section 2.2(i) or otherwise; provided, further, that no Revolving Advance may be converted into a LIBOR Advantage Loan or Eurodollar Rate Loan if any Default or Event of Default shall have occurred and be continuing, and provided, further, that no Eurodollar Rate Loan may be converted into a Loan of another Type or of a different Interest Period except on the last day of the Interest Period applicable thereto. If Borrower desires to convert a Revolving Advance, Borrower shall give prior written notice to agent by 10:00 a.m. (Boston time) not less than two (2) nor more than five (5) Business Days’ prior to the date of conversion, which notice shall specify the proposed date of such conversion (which in the case of Eurodollar Rate Loans shall be on the last day of the Interest Period applicable thereto), the Revolving Advance and amount to be converted (which, in the case of conversions to Eurodollar Rate Loans or LIBOR Advantage Loans shall be in an aggregate minimum amount of $100,000 and integral multiples of $100,000), and, in the case of conversions to Eurodollar Rate Loans, the Interest Period applicable thereto. After giving effect to any borrowing or each such conversion, there shall not be outstanding more than four (4) Eurodollar Rate Loans, in the aggregate.

(e) If any Default or Event of Default shall have occurred and be continuing, at the option of the Required Lenders, each Eurodollar Rate Loan and LIBOR Advantage Loan shall be deemed to convert to a Domestic Rate Loan on the last day of the Interest Period or LA Interest Period, as applicable, in effect with respect thereto.

(f) Borrower may prepay Domestic Rate Loans and LIBOR Advantage Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Upon not less than two (2) Business Days’ prior written notice, Borrower may (subject to Sections 3.1 and 13.1 hereof) prepay Eurodollar Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Borrower shall specify the date of prepayment of Advances which are Eurodollar Rate Loans and the amount of such prepayment. In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) hereof.

(g) Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default, whether voluntary or involuntary by Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or the Lenders to other lenders of funds obtained by them in order to make or maintain their Eurodollar Rate Loans hereunder. A certificate or statement as to any additional amounts payable pursuant to the foregoing sentence (which shall include upon the written request of the Borrower a reasonably detailed calculation and description) submitted by Agent or any Lender to Borrower shall be conclusive absent manifest error.

(h) Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where Lender or any corporation or bank controlling such Lender makes or maintains Eurodollar Rate Loans or LIBOR Advantage Rate Loans) to make or maintain its Eurodollar Rate Loans or LIBOR Advantage Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans or LIBOR Advantage Rate Loans hereunder shall automatically be cancelled and Borrower shall, if any affected Eurodollar Rate Loans or LIBOR Advantage Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or LIBOR Advantage Rate Loans in full or convert such affected Eurodollar Rate Loans or LIBOR Advantage Rate Loans into loans of another Type. If any such payment or conversion of any Eurodollar Rate Loan or LIBOR Advantage Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan or LIBOR Advantage Rate Loan, Borrower shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan or LIBOR Advantage Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Agent or the Lenders to other lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan or LIBOR Advantage Rate Loan. A certificate or statement as to any additional amounts payable pursuant to the foregoing sentence (which shall include upon the written request of the Borrower a reasonably detailed calculation and description) submitted by Lenders to Borrower shall be conclusive absent manifest error.

(i) In the event that Borrower shall have requested a Eurodollar Rate Loan or a LIBOR Advantage Rate Loan in accordance with this Section 2.2 and any Lender, in its sole discretion, shall have determined that U.S. dollar deposits in the relevant amount and for the relevant Interest Period or LA Interest Period, as applicable, are not available to such Lender in the London interbank market; or by reason of circumstances affecting such Lender in the London interbank market, adequate and reasonable means do no exist for ascertaining the Adjusted

Eurodollar Rate or LIBOR Advantage Rate applicable to the relevant Interest Period or LA Interest Period, as applicable; or the Adjusted Eurodollar Rate or LIBOR Advantage Rate no longer adequately and fairly reflects such Lender’s cost of funding the loans; upon notice from such Lender to Borrower, the obligations of such Lender under this Agreement to make or continue any loans as, or to convert any loans into, Eurodollar Rate Loans or LIBOR Advantage Rate Loans of such duration shall forthwith be suspended until such Lender shall notify Borrower that the circumstances causing such suspension no longer exist.

2.3 Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrower to Agent or Lenders, shall be charged to Borrower’s Account on Agent’s books. During the Term, Borrower may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrower or deemed to have been requested by Borrower under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to Borrower by 3:00 p.m. (Eastern Time) on the day so requested by way of credit to Borrower’s operating account at Agent, or such other bank as Borrower may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4 [Reserved]

2.5 Maximum Advances. The aggregate balance of Revolving Advances outstanding at any time shall not exceed the Maximum Advance Amount less the aggregate amount of drawings outstanding and additional amounts available under Letters of Credit.

2.6 Repayment of Advances.

(a) The Revolving Advances shall be due and payable in full on the last day of the Term subject to acceleration on the occurrence of an Event of Default under this Agreement, any prior termination or earlier prepayment as herein provided.

(b) Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent’s agreement to conditionally credit Borrower’s Account as of the Business Day on which Agent receives those items of payment, Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations as they are collected, consistent with past practices. Agent is not, however, required to credit Borrower’s Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrower’s Account for the amount of any item of payment which is returned to Agent unpaid.

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. (Boston time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrower’s Account or by making Advances as provided in Section 2.2 hereof.

(d) Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.7 Repayment of Excess Advances. The aggregate balance of Revolving Advances outstanding at any time in excess of the Maximum Advance Amount less the aggregate amount of drawings outstanding and additional amounts available under Letters of Credit shall be immediately due and payable without the necessity of any demand at the Payment Office, whether or not a Default or Event of Default has occurred.

2.8 Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrower’s Account”) in the name of Borrower in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrower, during such month. The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lenders and Borrower unless Agent receives a written statement of Borrower’s specific exceptions thereto within sixty (60) days after such statement is received by Borrower. The records of Agent with respect to the loan amount shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.9 Letters of Credit. Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of letters of credit (each a “Letter of Credit” and collectively “Letters of Credit”) on behalf of Borrower; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the face amount of such Letters of Credit would then cause the sum of (a) the outstanding Revolving Advances plus (b) the aggregate amount of drawing outstanding and additional amounts available under Letters of Credit outstanding to exceed the Maximum Advance Amount. The maximum undrawn amount of outstanding Letters of Credit shall not exceed $10,000,000 in the aggregate at any time. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Contract Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest.

2.10 Issuance of Letters of Credit.

(a) Borrower may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent at the Payment Office, Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request. Borrower also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than one year after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revision thereof adhered to by the Issuer and, to the extent not inconsistent therewith, the laws of the Commonwealth of Massachusetts.

(c) Agent shall use its reasonable efforts to notify Lenders of the request by Borrower for a Letter of Credit hereunder.

(d) Agent shall have absolute discretion whether to accept any draft related to any Letter of Credit. Without in any way limiting Agent’s absolute discretion whether to accept any draft, Borrower will not present for acceptance any draft, and Agent will generally not accept any drafts (i) that arise out of transactions involving the sale of goods by Borrower not in the ordinary course of its business, (ii) that involve a sale to an Affiliate of Borrower, (iii) that involve any purchase for which Agent has not received all related documents, instruments and forms requested by Agent, (iv) for which Agent is unable to locate a purchaser in the ordinary course of business on customary terms, or (v) that is not eligible for discounting with Federal Reserve Banks pursuant to paragraph 7 of Section 13 of the Federal Reserve Act, as amended.

2.11 Requirements For Issuance of Letters of Credit.

(a) In connection with the issuance of any Letter of Credit, Borrower shall indemnify, save and hold Agent, each Lender and each Issuer harmless from any loss, cost, expense or liability, including, without limitation, payments made by Agent, any Lender or any Issuer and reasonable expenses and reasonable attorneys’ fees incurred by Agent, any Lender or Issuer arising out of, or in connection with, any Letter of Credit to be issued or created for Borrower. Borrower shall be bound by Agent’s or any Issuer’s regulations and good faith interpretations of any Letter of Credit issued or created for Borrower’s Account, although this interpretation may be different from its own; and, neither Agent, nor any Lender, nor any Issuer nor any of their correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower’s instructions or those contained in any Letter of Credit, or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit or except for Agent’s, any Lender’s, any Issuer’s or such correspondents’ gross negligence or willful misconduct.

(b) Borrower shall authorize and direct any Issuer to name Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrower shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, or the application therefor.

(c) Solely, in connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority (i) to sign and/or endorse Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of Borrower or Agent or Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the name of Borrower for such purpose; and (iv) to complete in Borrower’s name or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s or its attorney’s gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

(d) Each Lender shall, to the extent of the percentage amount equal to the product of such Lender’s Commitment Percentage for Advances multiplied by the aggregate amount of all unreimbursed reimbursement obligations arising from disbursements made or obligations incurred with respect to the Letters of Credit be deemed to have irrevocably purchased an undivided participation in each such unreimbursed reimbursement obligation. In the event that at the time a disbursement is made the unpaid balance of Revolving Advances exceeds or would exceed, with the making of such disbursement, the Maximum Advance Amount, and such disbursement is not reimbursed by Borrower within two (2) Business Days, Agent shall promptly notify each Lender and upon Agent’s demand each Lender shall pay to Agent such Lender’s proportionate share of such unreimbursed disbursement together with such Lender’s proportionate share of Agent’s unreimbursed costs and expenses relating to such unreimbursed disbursement. Upon receipt by Agent of a repayment from Borrower of any amount disbursed by Agent for which Agent had already been reimbursed by Lenders, Agent shall deliver to each Lender that Lender’s pro rata share of such repayment. Each Lender’s participation commitment shall continue until the last to occur of any of the following events: (A) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Persons (other than Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.12 Additional Payments. Any reasonable sums expended by Agent or any Lender due to Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including, without limitation, Borrower’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrower’s Account as a Revolving Advance and added to the Obligations.

2.13 Manner of Borrowing and Payment.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders for Revolving Advances. Subject to the terms and conditions herein, Borrower may request daily Revolving Advances.

(b) Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders for Revolving Advances. Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 p.m., Boston time, in Dollars and in immediately available funds.

(c) [Reserved].

Notwithstanding anything to the contrary contained in Sections 2.13(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent. On or before 1:00 p.m., Boston time, on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (A) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage for Revolving Advances multiplied by the difference between (w) such Revolving Advances and (x) such repayments and (B) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage multiplied by the difference between (y) such repayments and (z) such Revolving Advances.

(i) Each Lender shall be entitled to earn interest at the applicable Contract Interest Rate on outstanding Advances which it has funded.

(ii) Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

(d) If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(e) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrower a corresponding amount. Agent will promptly notify Borrower of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrower; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrower’s rights (if any) against such Lender.

2.14 [Reserved]

2.15 Use of Proceeds. Borrower shall apply the proceeds of Advances to (a) refinance existing senior indebtedness, (b) pay fees and expenses related to this transaction, (c) to provide for the Borrower’s ongoing short-term working capital and other general corporate needs and (d) to fund Permitted Acquisitions.

2.16 Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) fails or refuses (which failure or refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrower that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.16 while such Lender Default remains in effect.

(b) Advances shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, such amount shall not be applied to any Advances of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Advances of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s Commitment Percentage of all Advances then outstanding.

(c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have Advances outstanding.

(d) Other than as expressly set forth in this Section 2.16, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.16 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

2.17 Increase of Commitments. At any time during the Term, the Borrower shall have the right, but not the obligation, upon no less than ninety (90) days written notice to the Agent, to increase the Maximum Advance Amount by an aggregate amount not to exceed $30,000,000 under terms and conditions identical to those of the Revolving Advances, such additional amounts to be provided by the then existing Lenders or such other persons who become Lenders in connection therewith; provided that no such existing Lender shall be obligated to provide any such Advance in connection with the increase in the Maximum Advance Amount, and this section shall not be deemed a commitment by any Lender to increase such Maximum Advance Amount.

III.	INTEREST AND FEES.

3.1 Interest. Interest on Advances shall be payable in arrears, on the first day of each month with respect to Domestic Rate Loans, on each LA Interest Payment Date with respect to LIBOR Advantage Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period or, for Eurodollar Rate Loans with an Interest Period in excess of three months, at the earlier of (a) each three months on the anniversary date of the commencement of such Eurodollar Rate Loan and (b) the end of the Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (w) with respect to LIBOR Advantage Loans, the LIBOR Advantage Rate plus the Applicable Margin thereto, (x) with respect to Domestic Rate Loans, the Base Rate plus the Applicable Margin thereto and (y) with respect to Eurodollar Rate Loans, the Adjusted Eurodollar Rate plus the Applicable Margin thereto (as applicable, the “Contract Interest Rate”). Whenever, subsequent to the date of this Agreement, the Base Rate is increased or decreased, the applicable Contract Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Base Rate during the time such change or changes remain in effect. The Adjusted Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Immediately upon and after the occurrence of an Event of Default under Section 10.1(a), and during the continuation thereof, the Obligations due under this Agreement shall bear interest at the applicable Contract Interest Rate, plus three (3%) percent per annum (the “Default Rate”). Upon and after the occurrence and during continuance of an Event of Default other than under Section 10.1(a), the Obligations due under this Agreement shall bear interest at the Default Rate if thirty (30) days after Agent gives notice to Borrower that such an Event of Default has occurred, the Event of Default continues to occur.

3.2 Letter of Credit Fees.

(a) Borrower shall pay (i) to Agent, for the benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for the Adjusted Eurodollar Rate per annum, such fee to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the last day of the Term, (ii) to the Agent, a facing fee equal to the average daily face amount of each outstanding Letter of Credit multiplying one quarter percent (0.25%), such fee to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the last day of the Term and (iii) all fees and expenses as agreed upon by the Issuer and Borrower in connection with any Letter of Credit, including, without limitation, in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction.

(b) During the continuance of Event of Default, upon demand by Agent, Borrower will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the undrawn amount of the outstanding Letters of Credit, and Borrower hereby irrevocably authorizes Agent, in its discretion, on Borrower’s behalf and in Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrower, in the amounts required to be made by Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of Borrower coming into any Lender’s possession at any time. Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. Borrower may not withdraw amounts credited to any such account except upon payment and performance in full of all Obligations and termination of this Agreement.

3.3 Fees.

(a) Facility Fee. Upon the execution of this Agreement, Borrower shall pay to Agent for the ratable benefit of Lenders a facility fee of $50,000. Upon payment, such fee shall be deemed to be fully earned and shall not be refundable.

(b) Commitment Fee. For any quarter during the Term where the average daily unpaid balance of the Advances outstanding for each day of the quarter does not equal the Maximum Advance Amount, then Borrower shall pay to Agent for the ratable benefit of Lenders a fee at a rate per annum equal to the Applicable Margin with respect to the Commitment Fee (as set forth in the chart in the definition of “Applicable Margin”) on the amount by which the Maximum Advance Amount exceeds such average daily unpaid balance during such quarter. Such fee (the “Commitment Fee”) shall be payable to Agent in arrears on the first Business Day of each quarter with respect to the previous calendar quarter.

3.4 [Reserved]

3.5 [Reserved]

3.6 Computation of Interest and Fees. Interest on Domestic Rate Loans shall be computed on the basis of a year of 365/366 days and for the actual number of days elapsed. Interest on Eurodollar Rate Loans shall be computed on the basis of a year of 360 days and for the actual number of days elapsed, including the first date of the applicable period to, but not including, the date of repayment. Interest on Libor Advantage Loans shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Interest Rate during such extension.

3.7 Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such interest or other charges shall be deemed to be decreased to such highest rate as is permitted under the law and the excess amount paid by Borrower, if any, shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.8 Increased Costs. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.8, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Agent or any Lender by the jurisdiction in which it maintains its principal office);

(b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrower shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

3.9 Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan or LIBOR Advantage Loan into a Eurodollar Rate Loan, then Agent shall give Borrower prompt written, telephonic or telegraphic notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrower shall notify Agent no later than 10:00 a.m. (Boston time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected Eurodollar Rate Loan or LIBOR Advantage Loan, (ii) any Domestic Rate Loan, LIBOR Advantage Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (Boston time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan or converted to a LIBOR Advantage Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (Boston time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan or LIBOR Advantage Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and Borrower shall not have the right to convert a Domestic Rate Loan, LIBOR Advantage Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

3.10 Capital Adequacy.

(a) In the event that Agent or any Lender shall have determined that any change in the applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.10, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrower shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.10 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

(b) A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.10(a) hereof when delivered to Borrower shall be conclusive absent manifest error.

3.11 Gross Up for Taxes. If Borrower shall be required by Applicable Law to withhold or deduct any taxes from or in respect of any sum payable under this Agreement or any of the Other Documents, (a) the sum payable to Agent or such Lender shall be increased as may be necessary so that, after making all required withholding or deductions, Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made, (b) Borrower shall make such withholding or deductions, and (c) Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

3.12 Withholding Tax Exemption. At least five (5) Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States or any state thereof agrees that it will deliver to Borrower and Agent two (2) duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payment under this Agreement and the Note without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to Borrower and Agent two (2) additional copies of such form (or a successor form) on or before the date that such form expires (currently, three (3) successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrower or Agent, in each case, certifying that such Lender is entitled to receive payments under this Agreement and its Note without deduction or withholding of any United States federal income taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises Borrower and Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income taxes.

IV.	COLLATERAL: GENERAL TERMS

4.1 Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each Lender of the Obligations, Borrower and each Guarantor hereby grant to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Borrower and each Guarantor shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest.

4.2 Perfection of Security Interest. Borrower and each Guarantor shall take all action that may be necessary or desirable, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (a) immediately discharging all Liens other than Permitted Encumbrances, (b) obtaining landlords’ lien waivers (as reasonably requested by Agent), (c) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may reasonably request, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (d) entering into lockbox and other custodial arrangements reasonably satisfactory to Agent (to the extent necessary), and (e) executing and delivering financing statements, control agreements, notices and assignments, in each case in form and substance reasonably satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest in the Collateral under the Uniform Commercial Code or other applicable law. Agent is hereby authorized to file financing statements in accordance with the Uniform Commercial Code as adopted in the Commonwealth of Massachusetts from time to time to the extent consistent herewith. By their signatures hereto, Borrower and each Guarantor hereby authorizes Agent to file against Borrower or such Guarantor, one or more financing continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein) to the extent consistent herewith. All reasonable charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrower’s Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3 Disposition of Collateral. Borrower and each Guarantor will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except as provided for under Section 7.1(b) hereof.

4.4 Preservation of Collateral. Borrower and each Guarantor shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. Agent’s reasonable expenses of preserving the Collateral shall be charged to Borrower’s Account as a Revolving Advance and added to the Obligations.

4.5 Ownership of Collateral. With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (a) Borrower and each Guarantor (as applicable) shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of the its respective Collateral to Agent (other than purchase money security interests permitted hereunder and statutory liens); and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (b) each document and agreement executed by Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; and (c) all signatures and endorsements of Borrower and each Guarantor that appear on such documents and agreements shall be genuine and Borrower and each Guarantor shall have full capacity to execute same.

4.6 Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. Except as otherwise permitted herein, during such period Borrower or any Guarantor shall not, without Agent’s prior written consent, pledge, sell (except sales permitted under 7.1(b)), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Borrower and each Guarantor shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations but subject to the limitations of Section 11.1 hereof, including, without limitation, providing ten (10) days prior written notice to the Borrower, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation: books, records, labels, stationery, documents, instruments. If Agent exercises this right to take possession of the Collateral, Borrower and each Guarantor shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. Upon the occurrence of an Event of Default, Borrower and each Guarantor shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into Borrower’s or any of its Subsidiaries’ possession, they, and each of them, shall be held by Borrower or its

Subsidiary, as applicable, in trust as Agent’s trustee, and Borrower or its Subsidiary, as applicable, will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7 Books and Records. Borrower and each Guarantor shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrower and its Subsidiaries and meet the standards for such accountants required under Section 9.7 hereof.

4.8 Financial Disclosure. Borrower and each of its Subsidiaries hereby irrevocably authorizes and directs all accountants and auditors employed by Borrower or any of its Subsidiaries at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of Borrower’s or its Subsidiaries’ financial statements.

4.9 Compliance with Laws. Borrower and each of its Subsidiaries shall (a) comply in all material respects with (i) all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof or to the operation of Borrower’s or its Subsidiaries’ business and (ii) all obligations, covenants and conditions contained in all material Contractual Obligations and (b) maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by such Person, unless the non-compliance or absence with which could not reasonably be expected to have a Material Adverse Effect. Borrower and each of its Subsidiaries may, however, contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in good faith and in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s Lien on or security interest in the Collateral. The assets of Borrower and each of its Subsidiaries at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets of Borrower and its Subsidiaries so that such insurance shall remain in full force and effect.

4.10 Inspection of Premises. At reasonable times and at reasonable intervals Agent shall have access to and the right to audit, check, inspect and make abstracts and copies from Borrower’s and its Subsidiaries’ books, records, audits, correspondence and all other papers relating to the Collateral and the operation of Borrower’s or its Subsidiaries’ business (each a “Collateral Audit”). Agent and its agents may upon prior written notice enter upon any of Borrower’s and its Subsidiaries’ premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of Borrower’s or its Subsidiaries’ business. All reasonable costs and expenses of inspections permitted under this Section 4.10 shall be borne by Borrower.

4.11 Insurance. Schedule 4.11 hereto describes all of the casualty and property insurance policies, held by the Borrower and each of its Subsidiaries, including the amounts of such policies. Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At Borrower’s own cost and expense in amounts and with carriers reasonably acceptable to Agent. Borrower and each of its Subsidiaries shall (a) keep all its insurable properties and properties in which Borrower or any of its Subsidiaries has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrower’s or any of its Subsidiaries including, without limitation, business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to Borrower or its Subsidiaries insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of Borrower or any of its Subsidiaries either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Borrower or its Subsidiaries are engaged in business; and (e) furnish Agent upon request with (i) evidence of the maintenance of such policies by the renewal thereof at least five (5) days before any expiration date and (ii) appropriate loss payable endorsements in form and substance reasonably satisfactory to Agent, naming Agent as a co-insured and additional loss payee (with respect to the Collateral only) as its interests may appear with respect to all insurance coverage referred to in clauses (a), and (c) above, and providing (A) that all proceeds (subject to below) thereunder constituting Collateral shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent. In the event of any loss thereunder of $1,000,000 or less of Collateral, or any loss with respect to any non-Collateral, in the aggregate, the carriers named therein hereby are directed by Agent to make payment for such loss to Borrower or any of its Subsidiaries and not to the Agent. In the event of any loss thereunder in excess of $1,000,000 of Collateral in the aggregate, the carriers named therein hereby are directed by Borrower and its Subsidiaries to make payment for such loss to Agent and not to Borrower or any of its Subsidiaries and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to Borrower and Agent jointly, Agent may endorse Borrower’s or its Subsidiaries’ name thereon and do such other things as Agent may deem advisable to reduce the same to cash (in each case, consistent with the foregoing); if any insurance losses not relating to Collateral are paid by check, draft of other instrument payable to Borrower and Agent jointly, Borrower may endorse Agent’s name thereon and do such other things as Borrower may deem advisable to reduce the same to cash, provided Borrower provides notice to Agent of any such action. During the continuance of an Event of Default, Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a), and (b) above, in each case to the extent they are proceeds of Collateral. All loss recoveries in excess of $1,000,000 in the aggregate received by Agent upon any such insurance may be applied to the extent they are proceeds of Collateral to the Obligations, (x) first to outstanding fees, expenses and interest owing to the Agent and Lenders and (y) second to the outstanding Advances in such order as Agent may determine, subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof. Any surplus shall be paid by Agent to Borrower or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrower to Agent, on demand.

4.12 Failure to Pay Insurance. If Borrower or any of its Subsidiaries fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of Borrower or any of its Subsidiaries, and charge Borrower’s Account therefor as a Revolving Advance of a Domestic Rate Loan (subject to Section 3.1 hereof) and such reasonable expenses so paid shall be part of the Obligations.

4.13 Payment of Taxes. Borrower and each of its Subsidiaries will pay, when due, all material taxes, assessments and other Charges lawfully levied or assessed upon Borrower or any of its Subsidiaries or any of the Collateral including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes unless being contested in good faith and for which proper reserves have been established. If any tax by any governmental authority is or may be imposed on or as a result of any transaction between Borrower or any of its Subsidiaries and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may reasonably be expected to create a valid Lien on the Collateral, Agent may without notice to Borrower or any of its Subsidiaries pay such taxes, assessments or other Charges and Borrower and each of its Subsidiaries hereby indemnify and hold Agent and each Lender harmless in respect thereof. The amount of any payment by Agent under this Section 4.13 shall be charged to Borrower’s Account as a Revolving Advance and added to the Obligations and, until Borrower shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrower’s credit and Agent shall retain its security interest in any and all Collateral held by Agent.

4.14 Payment of Leasehold Obligations. Borrower and each of its Subsidiaries shall at all times pay, when and as due, its rental obligations under all leases for the Landlord Access Properties, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect, in each case, unless contested in good faith and reasonable reserves are established and, at Agent’s request will provide evidence of having done so.

4.15 Receivables.

(a) [Reserved].

(b) [Reserved].

(c) Location of Borrower. Borrower’s chief executive office is located at 730 Milford Road, Merrimack, New Hampshire 03054 and all of Borrower’s books and records pertaining to its receivable are maintained at such executive office or other permitted locations. Until written notice is given to Agent by Borrower of any other office at which Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office or other permitted locations.

(d) Collection of Receivables. Until Borrower’s or its Guarantors’ authority to do so is terminated by Agent (which notice Agent may give at any time following the occurrence of an Event of Default or a Default or when Agent in its sole discretion deems it to be in Lenders’ best interest to do so), Borrower and each Guarantor will, at Borrower’s and its Guarantors’ sole cost and expense, collect all amounts received on Receivables subject to permitted adjustments and usual terms and conditions, and shall not commingle such collections with Borrower’s funds or use the same except to pay Obligations. Borrower and each Guarantor shall deposit in the Blocked Account or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e) Notification of Assignment of Receivables. Upon the occurrence of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower’s Account and added to the Obligations.

(f) Power of Agent to Act on Borrower’s Behalf. Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or Borrower or any of its Subsidiaries any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and Borrower and each of its Subsidiaries hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Upon an Event of Default except with respect to the following subparagraph (iii) (which power the Agent may exercise at any time), Borrower and each of Guarantor hereby constitute Agent or Agent’s designee as Borrower’s and each of its Guarantor’s attorney with power (i) to endorse Borrower’s and each Guarantor’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign Borrower’s and each Guarantor’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign Borrower’s and each of Guarantor’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of Borrower’s and each Guarantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign Borrower’s and each Guarantor’s name on a proof of claim in bankruptcy or similar document against any Customer with respect to the collection of the Collateral; (xi) to prepare, file and sign Borrower’s and each Guarantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time to change the address for delivery of mail addressed to Borrower or any of its Subsidiaries to such address as Agent may designate and to receive, open and dispose of all mail addressed to Borrower or any of its Subsidiaries.

(g) No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. Agent may, without notice or consent from Borrower or any of its Subsidiaries, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept the return of the goods represented by any of the Receivables, without notice to or consent by Borrower or any of its Subsidiaries, all without discharging or in any way affecting Borrower’s or any of its Subsidiaries’ liability hereunder.

(h) Establishment of a Lockbox Account, Dominion Account. All proceeds of Collateral shall be deposited by Borrower and each Guarantor into a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) as Agent may require pursuant to an agreement (“Blocked Account Agreement”) with such bank as may be selected by Borrower and each Guarantor and be acceptable to Agent. Borrower and each Guarantor shall issue to any such bank, an irrevocable letter of instruction directing said bank to transfer such funds so deposited to Agent, either to any account maintained by Agent at said bank or by wire transfer to appropriate account(s) of Agent. All funds deposited in such Blocked Accounts shall immediately become the property of Agent and Borrower and each Guarantor shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, Agent may establish depository accounts (“Depository Accounts”) in the name of Agent at a bank or banks for the deposit of such funds and Borrower or the applicable Guarantor shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts of Agent in lieu of depositing same to the Blocked Accounts. All costs and expenses of opening and maintaining the Blocked Accounts (and any Depository Accounts) shall be borne by Borrower. Notwithstanding the foregoing, the definition of “Blocked Accounts” shall not include any account with a balance at all times of less than $25,000 during any consecutive thirty (30) day period.

(i) Adjustments. Borrower and each of its Subsidiaries will not, without Agent’s consent, compromise or adjust any Receivables in excess of $25,000 (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, extensions, returns, discounts, credits and allowances as have been heretofore customary in the business of Borrower and each of its Subsidiaries.

4.16 [Reserved]

4.17 Maintenance of Equipment. Borrower and each of its Subsidiaries shall not use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation, unless such violation could not reasonably be expected to result in a Material Adverse Effect.

4.18 Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as Borrower’s and each of its Subsidiaries’ agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof unless arising from gross negligence or willful misconduct of Agent or Lender or their agents. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of Borrower’s or any of its Subsidiaries’ obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by Borrower or any of its Subsidiaries of any of the terms and conditions thereof.

4.19 Environmental Matters.

(a) Borrower and each of its Subsidiaries shall ensure that the Real Property remains in compliance in all material respects with all Environmental Laws and they shall not place, use, handle, generate, store, discharge, treat, dispose or permit any of the above with respect to any Hazardous Substances on any Real Property, except as permitted by applicable Environmental Laws.

(b) Borrower and each of its Subsidiaries shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain compliance in all material respects with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws.

(c) In the event Borrower or any of its Subsidiaries obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or Borrower’s or any of its Subsidiaries’ interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then Borrower or the applicable Subsidiary shall, within five (5) Business Days, give written notice of same to Agent, along with a summary, detailing facts and circumstances of which Borrower or any of its Subsidiaries is aware giving rise to the Hazardous Discharge or Environmental Complaint and the measures that Borrower or the applicable Subsidiary proposes to take with respect thereto. Such information is to be provided to allow Agent to protect its security interest in the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(d) Borrower and each of its Subsidiaries shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by Borrower or any of its Subsidiaries to dispose of Hazardous Substances and shall keep Agent updated (including forwarding copies of material correspondence) regarding the status such claims to Agent until the claim is settled. Borrower and each of its Subsidiaries shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that Borrower and any of its Subsidiaries are required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(e) Borrower and each of its Subsidiaries shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to comply with Environmental Laws and to avoid subjecting the Collateral or Real Property to any Lien. If Borrower or any of its Subsidiaries shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or Borrower or any of its Subsidiaries shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (A) give required notices, or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances, shall be paid upon demand by Borrower, and until paid shall be charged to Borrower’s Account as a Revolving Advance of a Domestic Rate Loan (subject to Section 3.1 hereof) and such expenses so paid shall be part of the Obligations.

(f) Promptly upon the reasonable written request of Agent from time to time, Borrower and each of its Subsidiaries shall provide Agent, at Borrower’s expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent and in conformity with applicable ASTM or industry standards for such site assessment or audit, to ascertain the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property as required by applicable Environmental Laws in connection with such Hazardous Discharge. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Borrower or any of its Subsidiaries to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of such costs and expenses.

(g) Borrower and each of its Subsidiaries shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including reasonable attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, except to the extent such loss, liability, damage or expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Borrower’s and each of its Subsidiaries’ obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Borrower’s and each of its Subsidiaries’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(h) The Real Property of Borrower and each of its Subsidiaries is set forth on Schedule 4.19 attached hereto. For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of Borrower’s and each of its Subsidiaries’ right, title and interest in and to its owned and leased premises.

4.20 Financing Statements. Except as respects the financing statements filed by Agent and the financing statements described on Schedule 1.3, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

V.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Authority. Borrower and each Guarantor has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective obligations hereunder and thereunder. This Agreement and the Other Documents constitute the legal, valid and binding obligation of Borrower and each of its Subsidiaries enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally or general equitable principles. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within Borrower’s and each of its Subsidiaries’ corporate powers, have been duly authorized, are not in contravention of law or the terms of Borrower’s and each of its Subsidiaries’ by-laws, certificate of incorporation or other similar documents relating to Borrower’s and each of its Subsidiaries’ formation or to the conduct of Borrower’s and each of its Subsidiaries’ business or of any material agreement or undertaking to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of Borrower or any of its Subsidiaries under the provisions of any material agreement, charter document, instrument, by-law, or other instrument to which Borrower or any of its Subsidiaries is a party or by which it or its property may be bound.

5.2 Formation and Qualification.

(a) The Borrower is duly incorporated and in good standing under the laws of the State of Delaware and the Borrower is qualified to do business and is in good standing in the states listed on Schedule 5.2 which constitute all states in which qualification and good standing are necessary for the Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. The Borrower has delivered to Agent true and complete copies of its certificate of incorporation and by-laws and will promptly notify Agent of any amendment or changes thereto.

(b) All the Subsidiaries of the Borrower are listed on Schedule 5.2, along with each Subsidiary’s state of incorporation and all states in which the Subsidiary is qualified to do business. Each Subsidiary is in good standing under the laws of the state in which it is incorporated and is qualified to do business and is in good standing under the laws of all other states listed on Schedule 5.2 which constitute all states in which qualification and good standing are necessary for the Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. The Borrower has delivered to Agent true and complete copies of the certificates of incorporation and by-laws of all Subsidiaries, and the Borrower will promptly notify Agent of any amendment or changes thereto.

5.3 Survival of Representations and Warranties. All representations and warranties of Borrower and each of its Subsidiaries contained in this Agreement and the Other Documents shall be true at the time of Borrower’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4 Tax Returns. Borrower’s and each of its Subsidiaries’ federal tax identification number are set forth on Schedule 5.4. Borrower and each of its Subsidiaries’ have filed all federal, state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable unless being contested in good faith and for which adequate accruals for tax contingencies have been established as required under GAAP. Federal, state and local income tax returns of Borrower and each of its Subsidiaries have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending December 31, 2006. The provision for taxes on the books of Borrower and each of its Subsidiaries is adequate for all years not closed by applicable statutes, and for its current fiscal year, and Borrower and each of its Subsidiaries have no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5 Financial Statements.

(a) [Reserved].

(b) The consolidated balance sheets of Borrower, its Subsidiaries and such other Persons described therein (including the accounts of all Subsidiaries for the respective periods during which a subsidiary relationship existed) as of December 31, 2011, and the related consolidated statements of income, changes in stockholder’s equity, and changes in cash flow for the year ended on such date, all accompanied by a report thereon containing opinions without qualification by independent registered public accountants, copies of which have been delivered to Agent, have been prepared in good faith and in accordance with GAAP, consistently applied and present fairly the financial position of Borrower or its Subsidiaries at such date and the results of their operations for such period. Since December 31, 2011, there has been no material change in the condition, financial or otherwise, of Borrower and its Subsidiaries as shown on the consolidated balance sheet as of such date, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

5.6 Corporate Name. Borrower and its Subsidiaries have not been known by any other corporate name in the past five years and do not sell Inventory under any other name except as set forth on Schedule 5.6, nor has Borrower or any of its Subsidiaries been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years, except as set forth on Schedule 5.6.

5.7 O.S.H.A. and Environmental Compliance.

(a) Borrower and each of its Subsidiaries has duly complied with, and its facilities, business, assets, property, leaseholds and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there are no outstanding citations, notices or orders of material non-compliance issued to Borrower or any of its Subsidiaries or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b) Borrower and each of its Subsidiaries has been issued all required federal, state and local licenses, authorizations, approvals, certificates or permits relating to all applicable Environmental Laws.

(c) (i) Neither Borrower nor its Subsidiaries have released (as that term is defined in the Federal Comprehensive Environmental Response, Compensation & Liability Act, as amended) and, to the Borrower’s knowledge, no party has released Hazardous Substances at, upon, to, in, under or within any Real Property or any premises leased by Borrower or any of its Subsidiaries in violation of applicable Environmental Law; (ii) to the knowledge of Borrower and its Subsidiaries, there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by Borrower or any of its Subsidiaries; (iii) to the knowledge of Borrower and its Subsidiaries, neither the Real Property nor any premises leased by Borrower or any of its Subsidiaries has ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) to the knowledge of Borrower and its Subsidiaries, no Hazardous Substances are present on the Real Property or any premises leased by Borrower or any of its Subsidiaries, excepting which do not violate applicable Environmental Law.

5.8 Solvency; No Litigation, Violation, Indebtedness or Default.

(a) Borrower and each of its Subsidiaries, individually and taken as a whole, is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(b) Except as disclosed in Schedule 5.8(b), neither Borrower nor any of its Subsidiaries has any (i) pending or threatened litigation, arbitration, actions or proceedings which if adversely determined could reasonably be expected to result in a Material Adverse Effect and (ii) liabilities or indebtedness for borrowed money other than the Obligations and the Permitted Indebtedness.

(c) Neither Borrower nor any of its Subsidiaries is in violation of any applicable statute, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is Borrower or any of its Subsidiaries in violation of any order of any court, governmental authority or arbitration board or tribunal, in any respect which could reasonably be expected to have a Material Adverse Effect.

(d) Neither Borrower nor any of its Subsidiaries nor any member of the Controlled Group maintains or contributes to any Plan other than those listed on Schedule 5.8(d) hereto. Except as set forth in Schedule 5.8(d), (i) no Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and Borrower and each of its Subsidiaries and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan, (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, (iii) neither Borrower nor any of its Subsidiaries nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid, (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan, (v) at this time, the current value of the assets of each Plan equals or exceeds the present value of the accrued benefits and other liabilities of such Plan and neither Borrower nor any of its Subsidiaries nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities, (vi) neither Borrower nor any of its Subsidiaries nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, (vii) neither Borrower nor any of its Subsidiaries nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability, (viii) neither Borrower nor any of its Subsidiaries nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA, (ix) Borrower, each of its Subsidiaries and each member of the Controlled Group has made all contributions due and payable with respect to each Plan, (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period contained in 29 CAR §2615.3 has not been waived, (xi) neither Borrower nor any of its Subsidiaries nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of Borrower, any of its Subsidiaries, Affiliates and any member of the Controlled Group, and (xii) neither Borrower nor any of its Subsidiaries nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

5.9 [Reserved]

5.10 Licenses and Permits. Except as set forth in Schedule 5.10, Borrower and each of its Subsidiaries (a) are in compliance with and (b) have procured and are now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could have a Material Adverse Effect.

5.11 Default of Indebtedness. Borrower and each of its Subsidiaries are not in default in the payment of the principal of or interest on any Indebtedness in excess of $1,000,000 or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12 No Default. Borrower and each of its Subsidiaries are not in default in the payment or performance of any of its contractual obligations in excess of $1,000,000 and no Default has occurred.

5.13 [Reserved]

5.14 Margin Regulations. Neither Borrower nor any of its Subsidiaries is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.15 Investment Company Act. Neither Borrower nor any of its Subsidiaries is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.16 Disclosure. No representation or warranty made by Borrower or any of its Subsidiaries in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower or any of its Subsidiaries or which reasonably should be known to Borrower or any of its Subsidiaries which Borrower or any of its Subsidiaries has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.17 [Reserved]

5.18 Interest Rate Protection Agreement. Neither Borrower nor any of its Subsidiaries is not a party to, nor will it be a party to, any Interest Rate Protection Agreement unless it is a Secured Interest Rate Protection Agreement.

5.19 Conflicting Agreements. No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on Borrower or any of its Subsidiaries or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.20 Application of Certain Laws and Regulations. Neither Borrower nor any Subsidiary of Borrower is subject to any statute, rule or regulation which regulates the incurrence of any Indebtedness, including without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.21 Business and Property of Borrower. Upon and after the Closing Date, Borrower and each of its Subsidiaries do not propose to engage in any business other than the Line of Business or lines of business and activities necessary, incidental or related to conduct its business as presently conducted. On the Closing Date, Borrower and its Subsidiaries will own all the property and possess all of the rights and Consents necessary for the conduct of the business of Borrower and each of its Subsidiaries. Neither Borrower nor any of its Subsidiaries has changed or otherwise added any locations at which it conducts business or maintains any assets or other property, except as previously disclosed in writing to the Agent or as otherwise permitted herein.

5.22 Section 20 Subsidiaries. Borrower does not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

5.23 Investigations, Audits, Etc. Except as set forth on Schedule 5.23, as of Closing neither Borrower nor any of its Subsidiaries is the subject of any review or audit by the Internal Revenue Service or any governmental investigation concerning the violation or possible violation of any law.

5.24 Brokerage. Except as set forth on Schedule 5.24, there are no claims for broker’s, finder’s, due diligence, structuring, debt or equity placement fees, commissions, or similar compensation payable with respect to the consummation of this financing, other than fees payable to the Lenders.

VI.	AFFIRMATIVE COVENANTS.

Borrower shall and shall cause each of its Subsidiaries to, until payment in full of the Obligations and termination of this Agreement:

6.1 Payment of Fees. Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h). Agent may, without making demand, charge Borrower’s Account for all such fees and expenses.

6.2 Conduct of Business and Maintenance of Existence and Assets.

(a) Conduct and operate its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision, the absence of which could reasonably be expected to have a Material Adverse Effect.

6.3 Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

6.4 Leasehold Agreements Borrower shall (a) provide to Agent no later than thirty (30) days after the Closing Date landlord agreements (and, if applicable, affirmations of landlord agreements) satisfactory to Agent with respect to all premises leased by the Borrower or any Guarantor which are listed on Schedule 6.4, (b) prior to Borrower or any Guarantor changing its chief executive office or moving the location of its books and records, notify the Agent of its intention to do so and, (c) prior to Borrower or any Guarantor changing its chief executive office or moving the location of its books and records, if Agent in its sole discretion so requires, provide to Agent (i) landlord agreements satisfactory to Agent with respect to the premises that are such new chief executive office or location of books and records, and (ii) an updated Schedule 6.4 which accurately states the location of all premises with respect to which landlord agreements have been provided to the Agent (the premises listed on Schedule 6.4 from time to time shall be referred to herein as the “Landlord Access Properties”);

6.5 Minimum Consolidated Net Worth. Maintain a minimum Consolidated Net Worth of (i) $250,000,000 plus (ii) on a cumulative basis, an amount equal to fifty percent (50%) of the Consolidated Net Income of Borrower and its Subsidiaries in each quarter thereafter, commencing with the fiscal quarter ending March 31, 2012.

6.6 Maximum Funded Debt Ratio. Maintain a Funded Debt Ratio of not greater than 2.0:1.0.

6.7 Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.8 Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and Borrower and each of its Subsidiaries shall have provided for such reserves as Agent may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lenders.

6.9 Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.11, 9.12, 9.13 and 9.14 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.10 Covenant to Assume Obligations and Give Security. Upon (a) the request of the Agent, (b) the formation or acquisition of any new direct or indirect Subsidiary of Borrower or any of its Subsidiaries, or (c) the acquisition of any property by Borrower or any of its Subsidiaries, and such property which would otherwise constitute Collateral, in the judgment of the Agent, upon request shall not already be subject to a perfected first priority security interest in favor of the Agent for the benefit of the Lenders, then Borrower and each of its Subsidiaries shall, in each case at Borrower’s and each Subsidiary’s expense jointly and severally:

(i) within 15 days after such request, formation or acquisition of a Subsidiary, cause each such Subsidiary and each direct and indirect Subsidiary of such Subsidiary to duly execute and deliver to the Agent a joinder agreement, in form and substance satisfactory to the Agent, thereby joining this agreement as a Guarantor and grantor of security interests and liens and assuming all of the Obligations under this Agreement and the Other Documents provided that no joinder, grant of a security interest or assumption may be required (if acceptable to the Agent) from a Subsidiary organized or located outside of the United States if the execution and delivery thereof would result in material adverse tax consequences to Borrower or any of its Subsidiaries (as applicable); and

(ii) at any time from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Agent may deem reasonably necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such assumptions, joinders, mortgages, pledges, assignments, security agreements and security agreement supplements.

6.11 Further Assurances.

(a) Promptly upon request by the Agent, or any Lender through the Agent, correct any material defect or error that may be discovered in this Agreement or any Other Document or in the execution, acknowledgement, filing or recordation thereof, and

(b) Promptly upon request by the Agent, or any party through the Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Agent, or any Lender through the Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of this Agreement or any Other Document, (ii) to the fullest extent permitted by applicable law, subject Borrower’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Other Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Other Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Agent and the Lenders the rights granted or now or hereafter intended to be granted to the Agent and the Lenders under this Agreement or any Other Documents or under any other instrument executed in connection with this Agreement or any Other Document to which Borrower or any of its Subsidiaries is or is to be a party.

6.12 Keeping of Books and Records. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Borrower and each of its Subsidiaries in accordance with GAAP.

6.13 Bank Accounts. Maintain at all times of its primary operating and disbursement account with the Agent; provided, however, that Borrower and each of its Subsidiaries may maintain deposits in employee payroll or other similar ordinary course of business accounts with financial institutions other than the Agent so long as Borrower, each of its Subsidiaries, the third party bank and the Agent have executed a Blocked Account Agreement.

VII.	NEGATIVE COVENANTS.

Borrower shall not, and shall not permit any of its Subsidiaries to, until satisfaction in full of the Obligations and termination of this Agreement unless approved by Agent:

7.1 Merger, Consolidation, Acquisition and Sale of Assets.

(a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it, except Permitted Acquisitions or the merger of a Subsidiary into another Subsidiary or the Borrower.

(b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) inventory or other assets in the ordinary course of its business, or (ii) as provided for under Section 4.3 hereof, or (iii) from a Subsidiary to the Borrower or a Guarantor, (iv) from the Borrower to a Guarantor, or (v) excess or obsolete equipment not to exceed $500,000 net book value per annum; or

(c) Acquire all or a substantial portion of the assets or stock or other equity interests in any Person other than a Permitted Acquisition.

7.2 Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3 Guarantees. Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) the endorsement of checks in the ordinary course of business, (c) guarantees of the Borrower or Guarantors to third party vendors, service providers, lessor or other trade creditors of obligations entered into by the Borrower or any Guarantor in the ordinary course of business, and (d) other guarantees by the Borrower or any Guarantor, provided that with respect to guarantees under this clause (d), the Agent shall have received written notice of any such guarantee to the extent relating to obligations that exceed $1,000,000 prior to execution thereof by such Borrower or Guarantor.

7.4 Investments. Purchase or acquire obligations or stock of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America, state or municipality or an agency thereof and (e) Permitted Acquisitions, (f) intercompany loans to a Borrower or Guarantor and equity investments in a Guarantor, (g) Foreign Exchange Agreements to the extent otherwise prohibited by this section, and (h) transactions permitted under Sections 7.1 and 7.5 hereof.

7.5 Loans. Make advances, loans or extensions of credit to any Person, including without limitation, any Subsidiary or Affiliate except (a) with respect to the extension of commercial trade credit in connection with the sale of Inventory in the ordinary course of its business, (b) loans or advances for employee advances, employee purchases of computer products and temporary relocation advances not to exceed $2,000,000 in the aggregate outstanding at any one time and (e) intercompany loans to the Borrower or a Guarantor.

7.6 [Reserved]

7.7 [Reserved]

7.8 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (a) Obligations owing to Lenders; (b) Permitted Subordinated Indebtedness; (c) Permitted Vendor Debt including guarantees thereof; (d) Indebtedness secured by purchase money liens or incurred in connection with capital leases; provided, however, that the maximum aggregate amount outstanding at any time of such Indebtedness shall not exceed $15,000,000; (e) guarantees permitted under Section 7.3; (f) intercompany loans to the Borrower or a Guarantor; and (g) unsecured Indebtedness comprised of earn out payments, seller paper or deferred purchase price payments entered into in connection with Permitted Acquisitions.

7.9 Nature of Business. Substantially change the nature of the business in which it is presently engaged or substantially related thereto, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted or substantially related thereto.

7.10 Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except (a) transactions in the ordinary course of business consistent with past practices and necessary or desirable for the prudent operation of Borrower’s and its Subsidiaries’ business for fair consideration and, on an arm’s-length basis on terms no less favorable than terms which have been disclosed to the Agent and which would have been obtainable from a Person other than an Affiliate and (b) payment of salaries, fees and bonuses to its directors, officers and employees as are usual and customary in the Borrower’s or its Subsidiaries business.

7.11 Subsidiaries.

(a) Form any Subsidiary unless (i) such Subsidiary, to the extent required under Section 6.10, expressly joins in this Agreement as a Guarantor and a grantor of a security interest and guarantees the obligations of Borrower hereunder, under the Note, and under any Other Agreement and (ii) Agent shall have received all documents, including legal opinions, it may reasonably require to establish compliance with each of the foregoing conditions.

(b) Enter into any partnership, joint venture or similar arrangement.

(c) Make a capital contribution to any Subsidiary, unless such Subsidiary and Borrower have complied with Section 7.11(a) hereof.

7.12 Fiscal Year and Accounting Changes. Change its fiscal year from ending on December 31, or make any change in accounting treatment and reporting practices except as required or permitted as preferable by GAAP.

7.13 Pledge of Credit. Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than Borrower’s and its Subsidiaries’ business as conducted on the date of this Agreement, or for transactions permitted hereunder.

7.14 Amendment of Articles of Incorporation, By-Laws. Amend, modify or waive any term or material provision of its Articles of Incorporation or by-laws in any way that is adverse to the Agent or any Lender, unless required by law.

7.15 Compliance with ERISA. (a) (i) Maintain, or permit any member of the Controlled Group to maintain, or (ii) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), except that contributions are permitted to the Plan or Plans of a newly-acquired Subsidiary that is also a Guarantor if such Plan or Plans or contributions would not place the Borrower or Subsidiary in violation of this Section 7.15, (b) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in section 406 of ERISA and Section 4975 of the Code, (c) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (d) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could reasonably likely result in any material liability of Borrower or any of its Subsidiaries or any member of the Controlled Group or the imposition of a lien on the material property of Borrower or any of its Subsidiaries or any member of the Controlled Group pursuant to Section 4068 of ERISA, (e) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (f) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (g) fail promptly to notify Agent of the occurrence of any Termination Event, (h) fail to comply, or permit a member of the Controlled Group to fail to comply, with the material requirements of ERISA or the Code or other applicable laws in respect of any Plan, (i) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan such as could in any instance have a Material Adverse Effect.

7.16 Prepayment of Indebtedness. Except Indebtedness permitted pursuant to Sections 7.8(b) and 7.8(c) hereof, at any time, directly or indirectly (including by offset), prepay any Indebtedness (other than to Lenders), or, except for prepayments of loans permitted in Section 7.5(e), repurchase, redeem, retire or otherwise acquire any Indebtedness of Borrower or any of its Subsidiaries.

7.17 Other Agreements. Enter into any material amendment, waiver or modification of any material agreement in any manner materially adverse to Lenders.

VIII.	CONDITIONS PRECEDENT.

8.1 Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) Loan Documentation. Agent shall have received this Agreement and the Other Documents, each duly executed and delivered by an authorized officer of Borrower and each of its Subsidiaries, including any affirmations, confirmations, amendments or modifications thereto required by Agent;

(b) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected first priority security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c) Corporate Proceedings of Borrower. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Other Documents and any related agreements, and (ii) the granting by Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(d) Incumbency Certificates of Borrower. Agent shall have received a certificate of the Secretary or an Assistant Secretary of Borrower, dated the Closing Date, as to the incumbency and signature of the officers of Borrower executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(e) Corporate Proceedings of each Guarantor. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of each Guarantor authorizing the execution, delivery and performance of the Guaranty certified by the Secretary or an Assistant Secretary of each Guarantor as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(f) Incumbency Certificates of each Guarantor. Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Guarantor, dated the Closing Date, as to the incumbency and signature of the officers of each Guarantor executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(g) Certificates. Agent shall have received a copy of the Articles of Incorporation of the Borrower and each Guarantor, and all amendments thereto, certified by the Secretary of State or other appropriate official of such jurisdiction of incorporation, together with copies of the by-laws of the Borrower and each Guarantor certified as accurate and complete by the Secretary of the Borrower;

(h) Good Standing Certificates. Agent shall have received good standing certificates for Borrower and each Guarantor dated not more than ten (10) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of the applicable jurisdiction of incorporation or formation, as applicable, and each jurisdiction where the conduct of Borrower’s and each of its Subsidiaries’ business activities or the ownership of its properties necessitates qualification;

(i) Legal Opinion. Agent shall have received the executed legal opinion of Wilmer Cutler Pickering Hale and Dorr LLP in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Other Documents, and related agreements as Agent may reasonably require and Borrower and each of its Subsidiaries hereby authorize and direct such counsel to deliver such opinions to Agent and Lenders;

(j) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against Borrower or any of its Subsidiaries or against the officers or directors of Borrower or any of its Subsidiaries arising from their conduct as officers or directors of Borrower or any of its Subsidiaries (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to Borrower or any of its Subsidiaries or the conduct of its business shall have been issued by any Governmental Body;

(k) Collateral Examination. Agent shall have completed investigations, Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Lenders, of the Receivables, Inventory, Real Property, Leasehold Interest and Equipment of Borrower and each of its Subsidiaries and all books and records in connection therewith;

(l) Fees and Expenses. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date and all other amounts due to the Agent (including reimbursement of fees and expenses incurred in connection with this transaction);

(m) [Reserved];

(n) Insurance. Agent shall have received in form and substance satisfactory to Agent, a certificate of insurance of Borrower’s and each of its Subsidiaries’ existing liability insurance policies, together with endorsements naming Agent additional insured;

(o) Payment Instructions. Agent shall have received written instructions from Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(p) Blocked Accounts. Agent shall have received duly executed agreements establishing the Blocked Accounts for Depository Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral;

(q) Consents. Agent shall have received any and all consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary including without limitation, any UCC-3 termination statement or mortgages assigned to the Agent or discharged;

(r) No Adverse Material Change. (a) Since September 30, 2011, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (b) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(s) [Reserved];

(t) Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) Borrower is on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing; and

(u) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated hereunder shall be satisfactory in form and substance to Agent and its counsel.

8.2 Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including, without limitation, the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties. Each of the representations and warranties made by Borrower and its Subsidiaries in or pursuant to this Agreement and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date except those representations and warranties made as of a specific date;

(b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c) Maximum Advances. In the case of any Advances requested to be made, after giving effect thereto, the aggregate Advances shall not exceed the maximum amount of Advances permitted under Section 2.1 hereof.

Each request for an Advance by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX.	INFORMATION AS TO BORROWER.

Borrower shall and shall cause each Guarantor to, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1 Disclosure of Material Matters. Immediately upon learning thereof, report to Agent all matters materially and adversely affecting the value, enforceability or collectibility of any portion of the Collateral including, without limitation, Borrower’s or any of its Guarantors’ reclamation or repossession of, or the return to Borrower or any of its Guarantor of, a material amount of goods or claims or disputes asserted by any Customer.

9.2 Schedules. Borrower will deliver to Agent at such intervals as Agent may require: (x) copies of Customer’s invoices, (y) evidence of shipment or delivery, and (z) such further schedules, documents and/or information regarding the Collateral as Agent may require including, without limitation, trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

9.3 Environmental Reports. Furnish Agent, concurrently with the delivery of the financial statements referred to in Section 9.7, with a certificate signed by the President of Borrower stating, to the best of his knowledge, that Borrower and each of its Subsidiaries is in compliance in all material respects with all federal, state and local laws relating to environmental protection and control and occupational safety and health. To the extent Borrower or any of its Subsidiaries is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action Borrower or the applicable Subsidiary will implement in order to achieve full compliance.

9.4 Litigation. Promptly notify Agent in writing of any litigation, suit or administrative proceeding affecting Borrower or any of its Subsidiaries, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect.

9.5 Material Occurrences. Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Borrower or any of its Subsidiaries as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject Borrower or any of its Subsidiaries to a tax imposed by Section 4971 of the Code; (d) each and every default by Borrower or any of its Subsidiaries which could reasonably be expected to result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrower or the applicable Subsidiary proposes to take with respect thereto.

9.6 Permitted Acquisitions. For any Permitted Acquisition with respect to which the aggregate consideration paid or payable by Borrower (including earn out payments, seller paper or deferred purchase price payments) exceeds $10,000,000, (a) notify Agent in writing no less than ten (10) Business Days prior to the date that such acquisition is consummated, and (b) furnish to Agent no less than ten (10) Business Days prior to the date that such acquisition is consummated a pro forma Compliance Certificate satisfactory to the Agent demonstrating that no Default or Event of Default shall have occurred or result from such Acquisition.

9.7 Annual Financial Statements. Furnish Agent within ninety (90) days after the end of each fiscal year of Borrower and each of its Subsidiaries, consolidated financial statements of Borrower and each of its Subsidiaries including, but not limited to, (a) statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied, except for changes required by new accounting pronouncements, promulgated by the Financial Accounting Standards Board (“FASB”) on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by Deloitte & Touche LLP or another independent certified public accounting firm selected by Borrower and satisfactory to Agent (the “Accountants”), (b) a management prepared (i) schedule of the outstanding Indebtedness for borrowed money of Borrower and each of its Subsidiaries describing in reasonable detail each such Indebtedness issued or loan outstanding and the principal amount and amount accrued and unpaid interest with respect to each such Indebtedness issued or loan and (ii) consolidating management prepared financial statements of Borrower and each of its Subsidiaries, and (c) any management letters delivered by the Accountants to the Borrower. If requested by the Agent, the report of the Accountants shall be accompanied by a statement of the Accountants confirming that (a) they have caused this Agreement to be reviewed, (b) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Borrower’s and any of its Subsidiaries’, as applicable, compliance with the requirements or restrictions imposed by Sections 6.5 and 6.6 hereof. In addition, the reports shall be accompanied by (a) accounts receivable agings (b) accounts payable schedules and (c) a compliance certificate of Borrower’s Chief Financial Officer substantially in the form of Exhibit 9.7 (the “Compliance Certificate”) which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower or the applicable Subsidiary with respect to such event, and such certificate shall have appended thereto calculations which set forth Borrower’s and any of its Subsidiaries’, as applicable, compliance with the requirements or restrictions imposed by Sections 6.5 and 6.6 hereof.

9.8 Quarterly Financial Statements. Furnish Agent within forty-five (45) days after the end of each quarter, including the last quarter of the fiscal year an unaudited consolidated and management prepared consolidating balance sheet of Borrower and its Subsidiaries and unaudited statements of income and stockholders’ equity and cash flow of Borrower and its Subsidiaries reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared, except for changes required by new accounting pronouncements promulgated by FASB, on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments. The reports shall be accompanied by a Compliance Certificate substantially in the form of Exhibit 9.7 which shall include a certificate of Borrower’s Chief Financial Officer, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower or the applicable Subsidiary with respect to such event and, such certificate shall have appended thereto calculations which set forth Borrower’s and any of its Subsidiaries’, as applicable, compliance with the requirements or restrictions imposed by Sections 6.5 and 6.6 hereof.

9.9 [Reserved]

9.10 [Reserved]

9.11 Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as Borrower or any of its Subsidiaries shall send to its stockholders.

9.12 Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Note have been complied with by Borrower and each of its Subsidiaries including, without limitation and without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of Borrower’s or any of its Subsidiaries’ opening of any new office or place of business or Borrower’s or any of its Subsidiaries’ closing of any existing office or place of business, and (c) promptly upon Borrower’s or any of its Subsidiaries’ learning thereof, notice of any labor dispute to which Borrower or any of its Subsidiaries may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries is bound.

9.13 Projected Operating Budget. Furnish Agent as soon as available but not more than thirty (30) days after Agent’s request therefor, a quarter by quarter projected operating budget and cash flow of Borrower and its Subsidiaries for any fiscal year (including an income statement for each month and a balance sheet as at the end of the last month and cash flow projections in each fiscal quarter), such projections to be accompanied by a certificate signed by the Chief Executive Officer or Chief Financial Officer of Borrower.

9.14 Notice of Suits, Adverse Events. Furnish Agent with prompt notice of (a) any lapse or other termination of any Consent issued to Borrower or any of its Subsidiaries by any Governmental Body or any other Person that is material to the operation of Borrower’s or any of its Subsidiaries’ business, (b) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (c) copies of any periodic or special reports filed by Borrower or any of its Subsidiaries or any of its Subsidiaries with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of Borrower or any of its Subsidiaries, or if copies thereof are requested by Lender, and (d) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to Borrower or any of its Subsidiaries.

9.15 ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (a) Borrower, any of its Subsidiaries or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which Borrower, any of its Subsidiaries or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (b) Borrower, any of its Subsidiaries or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which Borrower, any of its Subsidiaries or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (c) a funding waiver request has been filed with respect to any Plan together with all communications received by Borrower, any of its Subsidiaries or any member of the Controlled Group with respect to such request, (d) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which Borrower, any of its Subsidiaries or any member of the Controlled Group was not previously contributing shall occur, (e) Borrower, any of its Subsidiaries or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (f) Borrower, any of its Subsidiaries or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (g) Borrower, any of its Subsidiaries or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (h) Borrower, any of its Subsidiaries or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (i) Borrower, any of its Subsidiaries or any member of the Controlled Group knows that (A) a Multiemployer Plan has been terminated, (B) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

9.16 Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

X.	EVENTS OF DEFAULT.

10.1 Specified Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) failure by Borrower to pay any principal or interest on the Obligations when due (including the payment of excess Advances pursuant to Section 2.7 hereof), whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

(b) any representation or warranty made or deemed made by Borrower or any of its Subsidiaries in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

(c) issuance of a notice of Lien (other than a Permitted Encumbrance), levy, assessment, injunction or attachment securing Indebtedness in excess of $1,000,000 against a material portion of Borrower’s or any of its Subsidiaries’ property;

(d) except as otherwise provided for in subparagraphs (a) and (c), failure or neglect of Borrower or any of its Subsidiaries to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document, now or hereafter entered into between Borrower and Agent or any Lender (except for a failure or neglect of Borrower or any of its Subsidiaries to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 6.1, 6.3, 6.4, 9.4 or 9.6 hereof) for which no cure period is applicable or which is not cured within thirty (30) days from the occurrence of such failure or neglect;

(e) any judgment or judgments are rendered or judgment liens filed against Borrower or any of its Subsidiaries for an aggregate amount in excess of $1,000,000 which within thirty (30) days of such rendering or filing is not either satisfied, stayed or discharged of record;

(f) Borrower or any of its Subsidiaries shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

(g) Borrower or any of its Subsidiaries ceases to be solvent or shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

(h) any Subsidiary of Borrower, or any Guarantor, shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(i) any change in Borrower’s or any of its Subsidiaries’ condition or affairs (financial or otherwise) which has a Material Adverse Effect;

(j) any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest except purchase money security interests permitted by Section 7.2 hereof (other than Permitted Liens);

(k) an event of default has occurred and been declared under (i) the Permitted Vendor Debt or (ii) the Subordinated Debt Documentation, which default shall not have been cured or waived within any applicable grace period and for which any lender therein is permitted to take action thereunder;

(l) default of the obligations of Borrower or any Guarantor under any other agreement to which it is a party shall occur which materially and adversely affects its condition, affairs or prospects (financial or otherwise) which default is not cured within any applicable grace period;

(m) termination or breach of any Guaranty or similar agreement executed and delivered to Agent in connection with the Obligations of Borrower or any of its Subsidiaries, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or similar agreement;

(n) termination or breach of any Guaranty or similar agreement executed and delivered to Agent in connection with the Obligations of Borrower, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or similar agreement;

(o) any Change of Control shall occur;

(p) any material provision of this Agreement or any Other Agreement shall, for any reason, cease to be valid and binding on Borrower, or Borrower shall so claim in writing to Agent;

(q) (i) any Governmental Body shall revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of Borrower or any of its Subsidiaries necessary for its operations, or (ii) any agreement which is necessary or material to the operation of Borrower’s or any of its Subsidiaries business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

(r) any portion of the Collateral having an aggregate value in excess of $500,000 shall be seized or taken by a Governmental Body, or Borrower or any Guarantor or the title and rights of Borrower or any of its Subsidiaries shall have become the subject matter of litigation which might, in the reasonable judgment of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

(s) an event or condition specified in Sections 7.16 or 9.16 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, Borrower or any of its Subsidiaries or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect; or

(t) (i) failure of Borrower or any of its Subsidiaries to pay when due or within any applicable grace period any principal or interest on Indebtedness or any contingent obligations or (ii) breach or default of Borrower or any of its Subsidiaries or the occurrence of any condition or event, with respect to any Indebtedness or any contingent obligations if the effect of such failure to pay, breach, default or occurrence is to cause or to permit the holder or holders then to cause, such Indebtedness and/or contingent obligations having an individual principal amount in excess of $1,000,000; or

(u) termination of an existing Blocked Account Agreement by a third party bank party thereto that results in the termination of the Agent’s control over the cash proceeds in a Blocked Account.

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1 Rights and Remedies. Upon the occurrence of (a) an Event of Default pursuant to Sections 10.1(f) or (h) all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (b) any of the other Events of Default and at any time thereafter (such default not having previously been cured), and (c) a filing of a petition against Borrower or any Guarantor in any involuntary case under any state or federal bankruptcy laws, the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over Borrower or the applicable Guarantor and in each case at the option of the Agent in its discretion or upon written directions to do so from the Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances. Upon the occurrence and the continuance of any Event of Default and upon ten (10) days prior written notice from the Agent to the Borrower (except with respect to the Agent’s and Lenders’ right of setoff hereunder the exercise of which may be at any time after a Default and without any notice to the Borrower), Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. During the continuance of an Event of Default and upon ten (10) days written notice by the Agent to the Borrower, Agent may enter any of Borrower’s or any Guarantor’s premises or other premises without legal process and without incurring liability to Borrower or the applicable Subsidiary therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrower or the applicable Guarantor to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as is commercially reasonable. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market,

Agent shall give Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by Borrower and each Guarantor. In connection with the exercise of the foregoing remedies, Agent is granted permission to use all of Borrower’s and each Guarantor’s (a) trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with Inventory for the purpose of disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The proceeds realized from the sale of any Collateral shall be applied in the order set forth in Section 11.5 hereof. If any deficiency shall arise, Borrower and each of its Subsidiaries shall remain liable to Agent and Lenders therefor. Upon the occurrence of any Event of Default, Agent shall have the right to appoint a receiver on behalf of Borrower or the applicable Subsidiary.

11.2 Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3 Setoff. Notwithstanding any provision on this Agreement or any Other Document, in addition to any other rights which Agent or any Lender may have under applicable law, upon the occurrence and during the continuance of an Event of Default hereunder, Agent and such Lender shall have a right without notice to Borrower or any Guarantor to apply Borrower’s or any Guarantor’s property held by Agent and such Lender to reduce the Obligations.

11.4 Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5 Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees and fees of other professionals) of the Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Document;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees and fees of other professionals) of each of the Lenders in connection with enforcing its rights under this Agreement and the Other Documents or otherwise with respect to the Obligations owing to such Lender;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Obligations (including the payment or cash collateralization of any outstanding Letters of Credit);

SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above;

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus including the Borrower.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH,” “SIXTH” and “SEVENTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 11.5.

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.

12.1 Waiver of Notice. Borrower and each of its Subsidiaries hereby waive notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein or any Other Document.

12.2 Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

12.3 Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.	EFFECTIVE DATE AND TERMINATION.

13.1 Term. This Agreement shall become effective on the date hereof and shall continue in full force and effect until February 24, 2017 (the “Term”) unless sooner terminated as herein provided. Borrower may terminate this Agreement at any time upon prior written notice to the Agent and the Lenders and payment in full of the Obligations.

13.2 Termination. The termination of the Agreement shall not affect Borrower’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception either prior to or after the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower’s Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrower have been paid or performed in full after the termination of this Agreement or Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid or performed in full.

XIV.	REGARDING AGENT.

14.1 Appointment. Each Lender hereby designates Citizens to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 3.4), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or applicable law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2 Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by Borrower or any of its Subsidiaries or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of Borrower or any of its Subsidiaries to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of Borrower and each of its Subsidiaries. The duties of Agent as respects the Advances to Borrower shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3 Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrower. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of Borrower or any of its Subsidiaries, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of Borrower or any of its Subsidiaries, or the existence of any Event of Default or any Default.

Agent may resign on ten (10) days’ written notice to each of Lenders and Borrower and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrower.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4 Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5 Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7 Indemnification. To the extent Agent is not reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct.

14.8 Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9 Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.11, 9.12 and 9.13 from Borrower pursuant to the terms of this Agreement, Agent will promptly furnish such documents and information to Lenders.

14.10 Borrower’s Undertaking to Agent. Without prejudice to its obligations to Lenders under the other provisions of this Agreement, Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11 Amendment of Article 14. Borrower agrees that the foregoing provisions of this Article 14 constitute an agreement among the Agent and the Lenders (and the Agent and the Lenders acknowledge that except for the provisions of Section 14.3, Borrower is not a party to or bound by such foregoing provisions) and that any and all of the provisions of this Article 14, with the exception of the reasonable approval of Borrower as may be required under Section 14.3 hereto, may be amended at any time by the Lenders without the consent or approval of, or notice to, Borrower (other than the requirement of notice to Borrower of the resignation of the Agent and the appointment of a successor Agent).

14.12 Additional Rights of Agent. The parties hereto agree that no amendment, waiver, consent or other action under this Agreement will be taken that adversely affects Agent, unless Agent shall have consented in writing to such amendment, waiver, consent or other action.

XV.	MISCELLANEOUS.

15.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applied to contracts to be performed wholly within the Commonwealth of Massachusetts. Any judicial proceeding brought by or against Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the Commonwealth of Massachusetts, United States of America, and, by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 15.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Borrower waives the right to remove any judicial proceeding brought against Borrower in any state court to any federal court. Any judicial proceeding by Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of Suffolk, Commonwealth of Massachusetts.

15.2 Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding between Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrower may, subject to the provisions of this Section 15.2 (b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrower, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrower thereunder or the conditions, provisions or terms thereof of waiving any Event of Default hereunder or thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

(i) increase the Commitment Percentage, the maximum dollar commitment of any Lender or the Maximum Advance Amount;

(ii) extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrower to Lenders pursuant to this Agreement;

(iii) alter the definition of the term Required Lenders or alter, amend or modify this Section 15.2(b);

(iv) release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement, including Section 7.1 hereof) having an aggregate value in excess of $250,000;

(v) change the rights and duties of Agent; or

(vi) release any Guarantor.

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrower, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrower, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

In the event that Agent requests the consent of a Lender pursuant to this Section 15.2 and such Lender shall not respond or reply to Agent in writing within five (5) days of delivery of such request, such Lender shall be deemed to have consented to the matter that was the subject of the request. In the event that Agent requests the consent of a Lender pursuant to this Section 15.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by the Agent (the “Designated Lender”), for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrower. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.

15.3 Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b) Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Transferee”). Each Transferee may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Transferee were the direct holder thereof provided that Borrower shall not be required to pay to any Transferee more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Transferee had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Transferee. Borrower and each of its Subsidiaries hereby grant to any Transferee a continuing security interest in any deposits, moneys or other property actually or constructively held by such Transferee as security for the Transferee’s interest in the Advances.

(c) Any Lender may with the consent of Agent and Borrower which consent shall not be unreasonably withheld or delayed sell, assign or transfer all or any part of its rights under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000 (or, if less, the entire interest of such transferring Lender), pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording, provided that the Borrower’s consent to any such sale, assignment or transfer shall not be required upon an Event of Default and during the continuance thereof. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrower and each of its Subsidiaries shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d) Agent shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender.

(e) Borrower authorizes each Lender to disclose to any Transferee or Purchasing Lender and any prospective Transferee or Purchasing Lender any and all financial information in such Lender’s possession concerning Borrower which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of Borrower provided that Agent consistent with its past practices obtains an agreement from such Transferee or Purchasing Lender to keep such information confidential.

(f) Each Lender authorizes Agent to transmit a borrowing request of Borrower to the Lenders electronically.

15.4 Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

15.5 Indemnity. Borrower and each of its Subsidiaries shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct of the party being indemnified.

15.6 Notice. Any notice or request hereunder may be given to Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 15.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission in accordance with this Section 15.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 15.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 15.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received; and

(f) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrower shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)	If to Agent or Citizens at:	RBS Citizens, N.A.
Corporate Banking
331 Montvale Avenue
Woburn, Massachusetts 01801
Attention: Marc Lubelczyk
Telephone: (781) 665-7622

	with a copy to:	Proskauer Rose LLP
One International Place
Boston, Massachusetts 02110
Attention: Gary J. Creem, Esq.
Telephone: (617) 526-9637
Facsimile: (617) 526-9899

(B)	If to a Lender other than Agent, as specified on the signature pages hereof

(C)	If to Borrower or any Guarantor:	PC Connection, Inc. Route 101A (730 Milford Road) Merrimack, New Hampshire 03054
		Attention:	Chief Financial Officer
		Telephone:	(603) 423-2156
		Facsimile:	(603) 423-2283

	with a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
		Attention:	Mitchel Appelbaum
		Telephone:	(617) 526-6000
		Telecopier:	(617) 526-5000

15.7 Survival. The obligations of Borrower or any of its Subsidiaries, as applicable, under Sections 2.2(f), 3.7, 3.8, 3.9, 4.19(h), 14.7, 15.1, 15.5 and 15.10 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

15.8 Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

15.9 Expenses. All reasonable costs and expenses including, without limitation, reasonable attorneys’ fees (including the allocated costs of in house counsel) and disbursements incurred by Agent on its behalf or on behalf of Lenders and Lenders (a) in connection with the syndication, preparation, execution, delivery, administration, modification and amendment of this Agreement or any Other Documents (whether or not they close), (b) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (c) in connection with the negotiation, execution, modification, extension, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments (whether or not they close), or (d) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (e) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with Borrower, or (f) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and all related agreements, may be charged to Borrower’s Account and shall be part of the Obligations, other than costs or expenses incurred by the Agent or Lender as a result of the gross negligence or willful misconduct of such Agent or Lender.

15.10 Injunctive Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

15.11 Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to Borrower for consequential damages (whether direct or indirect) or special damages arising from any breach of contract, tort or other claim relating to the establishment, administration or collection of the Obligations.

15.12 Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

15.13 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

15.14 Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

15.15 Confidentiality; Sharing Information. Agent, each Lender, each Transferee and each potential Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (i) to its examiners, affiliates, outside auditors, counsel and other professional advisors and rating agencies, (ii) to Agent, any Lender or to any prospective Transferee or Purchasing Lender, and (iii) as required or requested by any Governmental Body or representative thereof or pursuant to legal or regulatory process or inquiry; provided, further that (x) unless specifically prohibited by applicable law or court order, Agent, each Lender and each Transferee shall use its best efforts prior to disclosure thereof, to notify Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body or any regulatory review) or (B) pursuant to legal process and (y) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

15.16 Publicity. Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrower, Agent and Lenders, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

15.17 Other Document. Borrower agrees and acknowledges that to the extent any provision of this Agreement is inconsistent with any provisions of any Other Documents (other than the LMCS Agreement), this Agreement shall govern.

15.18 Assignment to Federal Reserve. Any Lender may at any time pledge or assign all or any portion of its rights under the Loan Agreement including any portion of any Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release such Lender from its obligations under the Loan Agreement or any Other Document.

[Signature page to follow]

Each of the parties has signed this Second Amended and Restated Revolving Credit and Security Agreement under seal as of the day and year first above written.

PC CONNECTION, INC.,
as Borrower

By:	/S/ JACK FERGUSON
Name: Jack Ferguson
Title: Executive VP, Treasurer and CFO

GOVCONNECTION, INC.,
as Guarantor

By:	/S/ GARY ANDERSON
Name: Gary Anderson
Title: Treasurer

PC CONNECTION SALES CORPORATION,
as Guarantor

By:	/S/ GARY ANDERSON
Name: Gary Anderson
Title: Treasurer

PROFESSIONAL COMPUTER CENTER, INC.,
as Guarantor

By:	/S/ GLYNN SCHULZE
Name: Glynn Schulze
Title: Treasurer

MOREDIRECT, INC.,
as Guarantor

By:	/S/ GARY ANDERSON
Name: Gary Anderson
Title: Treasurer

RBS CITIZENS BANK, N.A.,
as Lender and as Agent

By:	/S/ MARC LUBELCZYK
Name: Marc Lubelczyk
Title: Senior Vice President

Corporate Banking
331 Montvale Avenue
Woburn, Massachusetts 01801

Commitment Percentage: 100%

STATE OF NEW HAMPSHIRE)

    ) ss.

COUNTY OF HILLSBOROUGH)

On this 23rd day of February, 2012, before me personally came Jack L. Ferguson, to me known, who, being by me duly sworn, did depose and say that he is the Executive Vice President, Chief Financial Officer and Treasurer of PC Connection, Inc., the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors of said corporation.

Given under my hand and seal at Merrimack, New Hampshire this 23rd day of February, 2012.

Notary Public Dolores R. Collins

My Commission Expires: October 22, 2013

STATE OF NEW HAMPSHIRE)

    ) ss.

COUNTY OF HILLSBOROUGH)

On this 23rd day of February, 2012, before me personally came Gary Anderson, to me known, who, being by me duly sworn, did depose and say that he is the Treasurer of GovConnection, Inc., the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors of said corporation.

Given under my hand and seal at Merrimack, New Hampshire this 23rd day of February, 2012.

Notary Public Dolores R. Collins

My Commission Expires: October 22, 2013

STATE OF NEW HAMPSHIRE)

    ) ss.

COUNTY OF HILLSBOROUGH)

On this 23rd day of February, 2012, before me personally came Gary Anderson, to me known, who, being by me duly sworn, did depose and say that he is the Treasurer of PC Connection Sales Corporation., the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors of said corporation.

Given under my hand and seal at Merrimack, New Hampshire this 23rd day of February, 2012.

Notary Public Dolores R. Collins

My Commission Expires: October 22, 2013

STATE OF NEW HAMPSHIRE)

    ) ss.

COUNTY OF HILLSBOROUGH)

On this 23rd day of February, 2012, before me personally came Gary Anderson, to me known, who, being by me duly sworn, did depose and say that he is the Treasurer of MoreDirect, Inc., the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors of said corporation.

Given under my hand and seal at Merrimack, New Hampshire this 23rd day of February, 2012.

Notary Public Dolores R. Collins

My Commission Expires: October 22, 2013

STATE OF NEW HAMPSHIRE)

    ) ss.

COUNTY OF HILLSBOROUGH)

On this 23rd day of February, 2012, before me personally came Glynn Schulze, to me known, who, being by me duly sworn, did depose and say that he is the Treasurer of Professional Computer Center, Inc., the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors of said corporation.

Given under my hand and seal at Merrimack, New Hampshire this 23rd day of February, 2012.

Notary Public Dolores R. Collins

My Commission Expires: October 22, 2013

Exhibit 2.1(a)

Form of Revolving Credit Note

FOURTH AMENDED AND RESTATED REVOLVING CREDIT NOTE

$50,000,000.00	February 24, 2012

FOR VALUE RECEIVED, the undersigned PC CONNECTION, INC., a corporation organized under the laws of the State of Delaware (hereinafter, together with its successors in title and assigns, collectively called the “Borrower”), by this promissory note (hereinafter, called “this Note”), absolutely and unconditionally promises to pay to the order of RBS CITIZENS, N.A., successor by merger to Citizens Bank of Massachusetts (hereinafter, together with its successors in title and assigns, called the “Lender”), the principal sum of FIFTY MILLION DOLLARS ($50,000,000.00) or so much thereof as shall have been advanced by the Lender to the Borrower by way of Revolving Advances under the Loan Agreement (as hereinafter defined) and shall remain outstanding, such payment to be made as hereinafter provided, and to pay interest on the principal sum outstanding hereunder from time to time from the date hereof until the said principal sum or the unpaid portion thereof shall have become due and payable as hereinafter provided.

Capitalized terms used herein without definition shall have the meanings set forth in the Loan Agreement.

The unpaid principal (not at the time overdue) under this Note shall bear interest at the rate or rates from time to time in effect under the Loan Agreement. Accrued interest on the unpaid principal under this Note shall be payable on the dates specified in the Loan Agreement.

On February 24, 2017, the date of the final maturity of this Note, there shall become absolutely due and payable by the Borrower hereunder, and the Borrower hereby promises to pay to the Lender, the balance (if any) of the principal hereof then remaining unpaid, all of the unpaid interest accrued hereon and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby.

The Borrower authorizes the Lender to make or cause to be made at or about the time of any Revolving Advance or at the time of receipt of any payment of principal of this Note, an appropriate notation on the Schedule annexed hereto reflecting the making of such Revolving Advance or the receipt of such payment. The outstanding amount of the Revolving Advance set forth on the Schedule annexed hereto shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on the Schedule shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Loan Agreement to make payments of principal of and interest on this Note when due.

Exhibit 2.1(a)

Form of Revolving Credit Note

Each overdue amount (whether of principal, interest or otherwise) payable on or in respect of this Note or the indebtedness evidenced hereby shall (to the extent permitted by applicable law) bear interest at the rates and on the terms provided by the Loan Agreement.

Each payment of principal, interest or other sum payable on or in respect of this Note or the indebtedness evidenced hereby shall be made by the Borrower in United States Dollars, for the account of the Lender as set forth in the Loan Agreement, on the due date of such payment, and in immediately available and freely transferable funds. All payments on or in respects of this Note or the indebtedness evidenced hereby shall be made without set-off or counterclaim and free and clear of and without any deductions, withholdings, restrictions or conditions of any nature.

This Note is made by the Borrower to the Lender pursuant to the Third Amended and Restated Credit and Security Agreement, dated as of February 24, 2012, among the Borrower, as borrower, GovConnection, Inc., a corporation organized under the laws of the State of Maryland, PC Connection Sales Corporation, a corporation organized under the laws of the State of Delaware, MoreDirect, Inc., a corporation organized under the laws of the State of Florida, and Professional Computer Center, Inc., a corporation organized under the laws of the State of Illinois (each a “Guarantor” and collectively the “Guarantors”), RBS Citizens, N.A. (successor by merger to Citizens Bank of Massachusetts), as lender and agent, and the financial institutions which are or hereafter become a party thereto (collectively, the “Lenders”) and is entitled to the benefits of said Third Amended and Restated Credit and Security Agreement (hereinafter, as originally executed, and as now or hereafter amended, modified, varied, supplemented or amended and restated called the “Loan Agreement”). This Note evidences the obligations under the Loan Agreement of the Borrower (a) to repay the principal amount of the Revolving Advances made by the Lender to the Borrower; (b) to pay interest on the principal amount hereof remaining unpaid from time to time; and (c) to pay other amounts which may become due and payable thereunder. This Note has been issued by the Borrower in replacement of the Third Amended and Restated Revolving Credit Note, dated October 15, 2007 (the “Original Note”), by the Borrower to the order of RBS Citizens, N.A. in the stated principal amount of $50,000,000. The Borrower confirms that the indebtedness outstanding under and evidenced by the Original Note on the date hereof has not been repaid, satisfied or discharged but for all purposes has been continued as provided herein and that the indebtedness evidenced by this Note includes all indebtedness outstanding under the Original Note on the date hereof.

The Borrower will have an obligation to prepay principal of this Note from time to time if and to the extent required under, and upon the terms contained in, the Loan Agreement.

Pursuant to and upon the terms contained in the Loan Agreement, the entire unpaid principal of this Note, all of the interest accrued on the unpaid principal of this Note and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby may be declared to be immediately due and payable.

Exhibit 2.1(a)

Form of Revolving Credit Note

This Note and the obligations of the Borrower hereunder shall be governed by and interpreted and determined in accordance with the laws of the Commonwealth of Massachusetts. The Borrower hereby irrevocably waives notice of acceptance, presentment, notice of nonpayment, protest, notice of protest, suit and all other conditions precedent in connection with the delivery, acceptance, collection and/or enforcement of this Note, except for notice expressly provided for in the Loan Agreement. The Borrower hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts of the Commonwealth of Massachusetts and of any federal court located in Boston, Massachusetts in connection with any actions or proceedings brought against the Borrower by the holder hereof arising out of or relating to this Note.

[remainder of page intentionally left blank; signature page follows]

Exhibit 2.1(a)

Form of Revolving Credit Note

IN WITNESS WHEREOF, this Fourth Amended and Restated Revolving Credit Note has been duly executed under seal by the undersigned on the day and in the year first above written.

PC CONNECTION, INC.

By:	/S/ JACK FERGUSON
Name: Jack Ferguson
Title: Executive VP, Treasurer and CFO

[Fourth Amended and Restated Revolving Credit Note]

Exhibit 2.1(a)

Form of Revolving Credit Note

SCHEDULE TO

FOURTH AMENDED AND RESTATED REVOLVING CREDIT NOTE

DATED	AMOUNT OF LOAN	INTEREST RATE	AMOUNT PAID	NOTATION MADE BY

[Fourth Amended and Restated Revolving Credit Note]

EXHIBIT 9.7

COMPLIANCE CERTIFICATE

FOR QUARTER ENDING xxxx xx, 20xx

RBS Citizens, N.A., as Agent

Corporate Banking

331 Montvale Avenue

Woburn, MA 01801

Attention: Marc Lubelczyk

Re: PC Connection, Inc.

Ladies and Gentlemen:

Pursuant to the provisions of Sections 9.7 and 9.8 of that certain Third Amended and Restated Credit and Security Agreement dated as of February [    ], 2012 (the “Loan Agreement”) by and among PC Connection Inc., a corporation organized under the laws of the State of Delaware (the “Borrower”), GovConnection, Inc., a corporation organized under the laws of the State of Maryland, PC Connection Sales Corporation, a corporation organized under the laws of the State of Delaware, MoreDirect, Inc., a corporation organized under the laws of the State of Florida, and Professional Computer Center, Inc., a corporation organized under the laws of the State of Illinois (each a “Guarantor” and collectively the “Guarantors” or “Subsidiaries”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and RBS Citizens, N.A. (“Citizens” and f/k/a Citizens Bank of Massachusetts), as agent for Lenders (Citizens, in such capacity, the “Agent”), the undersigned, in his capacity as an officer of the Borrower, hereby certifies as follows:

(A)	(1)	The representations and warranties contained in Article V of the Loan Agreement are true and correct on and as of the date hereof as if made on and as of such date (except as to transactions permitted by the Loan Agreement and except that the references in Section 5.5 of the Loan Agreement to the financial statements of the Borrowers and each of its Subsidiaries are deemed to refer to the most recent quarterly or annual financial statements (inclusive of balance sheets and statements of income, retained earnings and changes in financial position of the Borrowers) furnished to the Agent pursuant to Section 9.7 or 9.8 of the Loan Agreement), except: [no exceptions];

	(2)	Since the end of the last fiscal quarter of the Borrower and its Subsidiaries, neither the business nor assets nor the condition, financial or otherwise, of the Borrower or any of its Subsidiaries has been adversely affected in any material manner except: [no exceptions];

	(3)	Except as set forth in the certificates attached hereto and except as heretofore disclosed to the Agent in a previous Compliance Certificate, there has been no change (i) in any charter documents or operating agreement of the Borrower or any of its Subsidiaries heretofore certified to the Agent, or (ii) in the incumbency of the officers of the Borrower or any of its Subsidiaries whose signatures have heretofore been certified to the Agent;

	(4)	The financial statements submitted herewith have been prepared in accordance with generally accepted accounting principles of the United States consistent with those applied in the preparation of the most recent annual financial statements furnished to the Agent pursuant to Section 5.5 or 9.7 of the Loan Agreement, as applicable, present fairly the information contained therein and the financial condition and the results of operations of the Borrower and each of its Subsidiaries, on a consolidated basis, as of the date of such financial statements, and are correct in all material respects, subject in the case of statements furnished under Section 9.8 to normal year-end adjustments and the absence of certain footnotes required under generally accepted accounting principles of the United States; and

	(5)	The undersigned has caused the provisions of the Loan Agreement to be reviewed and there is no Event of Default thereunder, and no condition which, with the passage of time or giving of notice or both, would constitute an Event of Default thereunder, other than: [no exceptions].

(B)		Attached hereto as Schedule A are calculations demonstrating that, based upon the financial statements of the Borrower and its Subsidiaries submitted herewith, the Borrower and each of its Subsidiaries are in compliance with the financial covenants set forth in Sections 6.5 and 6.6 of the Loan Agreement.

Terms defined in the Loan Agreement and not otherwise expressly defined herein are used herein with the meanings so defined in the Loan Agreement.

In witness whereof, the undersigned has executed this Compliance Certificate on this     day of             , 20    .

PC CONNECTION, INC.

By:
Name:
Title:	[Must be signed by the Chief Financial Officer of the Borrower]

SCHEDULE A

COMPLIANCE CERTIFICATE

Financial Covenant Compliance Computations as of xxxxxxxxx xx, 20xx

Funded Debt Ratio

Required:        Not greater than 2.0:1.0

Actual:

1. Average daily outstanding Advances during most recently ended fiscal quarter	$		(for quarter ended , 20 )
2. Rolling four quarter Consolidated EBITDA of Borrower and its Subsidiaries			(for the four quarters ended , 20 )

3. Line 1: Line 2		x.x:1.0

In Compliance: [Yes / No]

Minimum Consolidated Net Worth

Required:

1. $250,000,000		$250,000,000

2. 50% of Consolidated Net Income of most recently ended fiscal quarter

3. Sum of Line 1 plus Line 2	$

Actual:

1. Consolidated total assets of the Borrower and its Subsidiaries	$

2. Consolidated total liabilities of the Borrower and its Subsidiaries

3. Difference of Line 1 minus Line 2	$

In Compliance: [Yes / No]

Schedule 1.3

Permitted Encumbrances

Inventory Flooring Lines:

The Company has security agreements with two financial institutions (IBM Credit LLC and GE Commercial Distribution Finance Corporation) to facilitate the purchase of inventory from various suppliers under certain terms and conditions. The agreements allow a collateralized position in inventory financed by the financial institutions up to an aggregated amount of $47.0 million. The cost of such financing under these agreements is borne by the suppliers. At February 17, 2012, outstandings under the lines of credit for IBM Credit LLC and GE Commercial Distribution Finance Corporation were $9,414,000 and $2,855,000, respectively.

Capital Leases:

In November 1997, the Company entered into a fifteen-year lease for its corporate headquarters with an affiliated company related through common ownership. The Company occupied the facility upon completion of construction in late November 1998, and the lease payments commenced in December 1998.

Annual lease payments under the terms of the lease, as amended, are approximately $911,000 for the first five years of the lease, increasing to $1,025,000 for years six through ten and $1,139,000 for years eleven through fifteen. The lease requires the Company to pay its proportionate share of real estate taxes and common area maintenance charges as additional rent and also to pay insurance premiums for the leased property. The Company has the option to renew the lease for two additional terms of five years each. The lease has been recorded as a capital lease.

The net book value of capital lease assets was $922,000 and $1,403,000 as of December 31, 2011 and 2010, respectively.

Future aggregate minimum annual lease payments under these leases at December 31, 2011 are as follows:

Year Ending December 31	Payments (in thousands)

2012	$1,139
2013	1,045

Total minimum payments (excluding taxes, maintenance and insurance)	2,184

Less amount representing interest	223

Present value of minimum lease payments	1,961
Less current maturities (excluding interest)	971

Long –term portion	$990

Schedule 1.4

Permitted Subordinated Indebtedness

None

Schedule 4.5

Equipment and Inventory Locations

Omitted per Bank’s approval

Schedule 4.11

Schedule of Insurance

Please see attached Certificate of Insurance previously delivered to the Agent.

Schedule 4.19

Real Property

REAL PROPERTY OWNED:

None

REAL PROPERTY LEASED OR RENTED:

730 Milford Road Merrimack, NH 03054	Corporate headquarters, sales, finance, IT, HR, other supporting activities (lease entire building)

732 Milford Road Merrimack, NH 03054	Sales and misc. storage (lease entire building)

442 Marlboro Street Keene, NH 03431	Sales training and miscellaneous other rooms in former residential building (lease entire building)

450 Marlboro Street Keene, NH 03431	Sales, credit, legal, facilities offices (lease entire building)

Christmas Tree Inn Marlow, NH 03456	Training Center, offsite meeting area, record storage (old inn and adjacent parking lot, lease entire property)

222 International Drive, Suite 125 Portsmouth, NH 03801	Sales offices, credit (lease small part of large office building)

2870, 2835-2935 Old State Rt. 73, Wilmington, OH, 45177	Warehouse facilities, inventory storage, distribution Center, and shipping (lease warehouse buildings in dedicated DHL air park)

293 Boston Post Road Marlborough, MA 01752	Sales offices, credit, HR offices (lease small part of large office building)

7503 Standish Place Rockville, MD 20855	Sales, finance, credit offices, subsidiary corporate HQ (lease part of large office building)

800 Stevens Port Dr. Dakota Dunes, SD 57049	Sales offices (lease part of office building)

4800 T-Rex Ave., Ste 300 Boca Raton, FL 33431	Sales, finance, IT, subsidiary corporate HQ (lease selected suites in office building). Vacating 3/16/12.

1001 Yamato Rd., Suite 200 Boca Raton, FL 33431	Sales, finance, IT, subsidiary corporate HQ (lease selected suites in office building). Beginning 3/16/12.

Quorum Place 14901 Quorum Dr. Dallas, TX 75254	Sales suite (lease small office in office building)

Maritime Bldg. 911 Western Ave., Suite 403 Seattle, WA 98104	Sales suite (lease small office in office building)

1433 Hamilton Pkwy Itasca, IL 60143	Sales, finance, IT, subsidiary corporate HQ (lease part of office building).

Schedule 5.2

States of Qualification

PC CONNECTION, INC. & SUBSIDIARIES

State	PC Connection Inc.	PC Connection Sales Corp.	Gov Connection, Inc.	MoreDirect, Inc.	Professional Computer Center, Inc.
AK			X
AL				X
AR				X
AZ					X
CA			X	X	X
CO					X
CT			X	X
DC			X
DE	X	X	X
FL			X	X	X
GA					X
HI			X
IA					X
ID		X
IL			X		X
IN			X		X
KY	X		X		X
LA			X		X
MA					X
MD			X	X	X
MI	X				X
MN					X
MO		X		X	X
NC				X	X
ND		X	X
NE				X
NH	X	X	X	X
NJ	X				X
NM			X	X
NV					X
NY			X	X	X
OH	X	X	X		X
PA			X		X

State	PC Connection Inc.	PC Connection Sales Corp.	Gov Connection, Inc.	MoreDirect, Inc.	Professional Computer Center, Inc.
SC		X	X	X	X
SD			X
TN					X
TX					X
UT			X	X	X
VA	X		X		X
WA			X		X
WI					X
WV		X	X	X

Schedule 5.4

Federal Tax Identification Number

PC Connection, Inc.	02-0513618

PC Connection Sales Corporation	02-0497006

GovConnection, Inc.	52-1837891

MoreDirect, Inc.	65-0526173

Professional Computer Center, Inc.	36-3236851

Schedule 5.6

Prior Names

Of

PC CONNECTION, INC. AND SUBSIDIARIES

PC Connection Sales Corporation

Prior to the Corporate Reorganization effective January 1, 2000, this legal entity was known as PC Connection, Inc. On January 1, 2000, that company reorganized into a holding company format under which the old PC Connection, Inc. became a subsidiary of the new holding company and changed its name to PC Connection Sales Corp., and then to PC Connection Sales Corporation. The new holding company, named Holdco, Inc. changed its name to PC Connection, Inc.

This company sells product under the following dbas and trade names: PC Connection, MacConnection, and PC Connection Express.

GovConnection, Inc.

Effective January 10, 2002, ComTeq Federal, Inc. changed its name to GovConnection, Inc. This company formerly sold products under the ComTeq, ComTeq Federal of New Hampshire, and PC Connection Federal dba. It now uses GovConnection as dba.

MoreDirect, Inc.

This company, acquired by the Borrower on April 4, 2002, was known as Corporate Buying Service prior to 2000 and MoreDirect.com, Inc. from 2000 to 2001. Its current name was adopted in 2001.

Professional Computer Center, Inc.

This company, acquired by the Borrower on March 17, 2011. This company sells product and services under the dbas Valcom Technology Management Solutions and ValCom.

Schedule 5.8(b)

Schedule of Litigation

None

Schedule 5.8(d)

Schedule of Pension Plans

PC Connection, Inc. and Subsidiaries (excluding Professional Computer Center, Inc.)

Welfare Benefit Plan (health, dental, vision, life, 125 cafeteria plans, etc.)

Employee 401(k) and Profit Sharing Plan. The Company has a contributory profit-sharing and employee savings plan covering all qualified employees. No contributions to the profit-sharing element of the plan were made by the Company in 2011, 2010, or 2009. Given the decline in IT spending experienced in 2009, the Company suspended, effective July 1, 2009, employer-matching contributions to the employee savings element of such plan. Effective January 1, 2011, the Company reinstated the employer matching contribution. The Company made matching contributions of $1,288,000 in 2011, $0 in 2010, and $595,000 in 2009.

Professional Computer Center, Inc.

Welfare Benefit Plan (health, dental, vision, life, 125 cafeteria plans, etc.)

Professional Computer Center, Inc’s 401(k) Plan will be merging into PC Connection, Inc.’s Plan (“plan-to-plan transfer”) effective April 1, 2012.

Schedule 5.10

Licenses and Permits

None

Schedule 5.23

Tax Audits and Investigations Open

None

Schedule 5.24

Claims for Brokerage Commissions, Fees for Loan Facility

None

Schedule 6.4

Landlord Access Properties

PC Connection, Inc.

730 Milford Rd.

Merrimack, NH 03054

MoreDirect, Inc.

1001 Yamato Rd., Suite 200

Boca Raton, FL, 33431

Professional Computer Center, Inc.

1433 Hamilton Parkway

Itasca, IL 60143-1188

Schedule 7.3

Guarantees

1. PC Connection, Inc. is guarantor under a Blanket Guaranty Agreement filed with Dunn & Bradstreet under which PC Connection, Inc. guaranties all of the obligations of PC Connection Sales Corporation, GovConnection, Inc., MoreDirect, Inc., and Professional Computer Center, Inc. This guaranty form was filed in order for Dunn & Bradstreet to assign PC Connection Inc.’s 5A1 rating to the other subsidiaries as well.

2. PC Connection, Inc. and subsidiaries may individually or collectively guarantee one another’s obligations with IBM Credit LLC under an inventory financing agreement.

3. PC Connection, Inc. and subsidiaries may individually or collectively guarantee one another’s obligations with GE Commercial Distribution Finance Corporation under an inventory financing agreement.

4. PC Connection, Inc. may guarantee the obligations of one or more of its Subsidiaries with trade creditors who require specific guarantees in addition to the blanket guaranty in # 1 above.